     As Filed with the Securities and Exchange Commission January 21, 2009

                          Registration No.: 333-    XXXXXX

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MODBE, INC.

Nevada	SIC 2330	26-3691844
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

119 N. 1380 W. Orem, UT. 84057 www.modbeclothing.com 877-307-3253
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Jeff Wilhite, President 119 N. 1380 W. Orem, UT. 84057 877-307-3253
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Copies of all communication to: David S. Hunt, Esq. 66 Exchange Place Salt Lake City, Utah 84111 Telephone (801) 355-7878 Fax (801) 906-6164

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this prospectus

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mar whether the registrant is a large accelerated filer, a non accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of “large accelerated filer”, “accelerated filer”, a “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)

Common Stock, par value $.0001 per share (1)	151,697	$5.00	$758,485	$89.27

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of '33, as amended and based upon the amount of consideration received by the issuer.  As of the date hereof, there is no established public market for the common stock being registered.  Accordingly, and in accordance with Item 505 of Regulation S-K requirements certain factor(s) must be considered and utilized in determining the offering price.  The factor considered and utilized herein consisted of and is based upon the issuance price of those securities issued in private placements in 2008 of which common units in our wholly owned subsidiary  limited liability company were issued at $5.00 per share.

WE HEREBY AMEND THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

MODBE, INC.

119 N. 1380 West

Orem, UT 84057

Up to 151,697 Shares of Common Stock

Offering Price: $5.00 per share

As of January 16, 2009 we had 2,191,232 shares of our common shares outstanding.

This is a resale prospectus for the resale of up to 151,697 shares of our common stock by the selling stockholders listed herein. We will not receive any proceeds from the sale of the shares.

Our common stock is not traded on any public market and, although we intend to initiate steps to have our common stock quoted on the Over the Counter Bulletin Board (“OTCBB”) maintained by the Financial Industry Regulatory Authority ("FINRA") upon the effectiveness of the registration statement of which this prospectus is a part, we may not be successful in such efforts, and our common stock may never trade in any market.  We have not yet contacted any broker-dealer to request that they apply to have our stock included on the OTCBB.

Selling stockholders selling pursuant to this prospectus will sell at a fixed price of $5.00 per share until our common shares are quoted on the OTCBB or another market and thereafter at prevailing market prices, or privately negotiated prices.

We design, manufacture and source and market fashionable, comfortable, modest clothing for women and sell those products via a direct sales model utilizing “at home” fashion consultants who host “Modbe Parties” where they display and sell the merchandise to a network of family and friends.

Investing in our common stock involves very high risks. See "Risk Factors" beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 16, 2009.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUMMARY OF OUR OFFERING

The following summary information is qualified in its entirety by the detailed information and financial statements appearing elsewhere in the Prospectus.

OUR BUSINESS

Modbe, Inc. (“we” “us” or “the company”) is a fashion designer and merchandiser that designs uniquely fashionable, comfortable, and modest clothing for women. We distribute through a network of hundreds of home fashion consultants providing motivated individuals with an opportunity to earn an extra income while still having time for family. We are planning to develop into a large and successful player in the fashion and direct sales industry.

We design a growing number of products and accessories, primarily hip, modest women’s clothing and related accessories.  Several members of our design and marketing teams have been involved in the development, sales and distribution of hip fashions for a number of years. We seek to design products with improved functionality relative to our prior products and those of our competitors.  Our pricing strategy is targeted between high end retailers and mass market discount retail.

Our wholly owned subsidiary Modbe, LLC, a Utah limited liability company, was organized on April 25, 2005. We, as a holding company, were incorporated in February 2008, under the laws of the State of Nevada. Our headquarters are located at 119 N. 1380 W. Orem, UT 84057, and our telephone number is 801-707-2502. Our website address is www.modbeclothing.com. Any information that may appear on our web site should not be deemed to be a part of this prospectus.

About This Offering

The Offering

Securities being offered:

Up to 151,697 shares of common stock, par value $0.0001, by the selling stockholders.

Offering price per share:

$5.00.

Offering period:

The shares will be offered on a time-to-time basis by the selling stockholders.

Net proceeds:

We will not receive any proceeds from the sale of the shares.

Use of proceeds:

We will not receive any proceeds from the sale of the shares.

Number of Shares of Common Stock and Preferred Stock Authorized and Outstanding:

80,000,000 shares of common stock authorized, 2,191,232 shares issued and outstanding,

20,000,000 shares of preferred stock authorized – no shares issued and outstanding. (However, there are 293,892 preferred units issued and outstanding by our wholly owned limited liability company.)

There is no trading market for our shares. We intend to find a broker dealer to sponsor us for inclusion on the Over the Counter Bulletin Board and thereafter we hope that a trading market will develop. To date we have not contacted any broker-dealer to act as a sponsor for our stock. Selling stockholders will sell at a fixed price of $5.00 per share until our common shares are quoted on the Over-the-Counter Bulletin Board or another market and thereafter at prevailing market prices, or privately negotiated prices.

Selected Financial Information

BALANCE SHEET DATA: As of September 30, 2008

Cash:	$15,483
Total assets:	$1,117,402
Total liabilities:	$2,602,277
Total stockholders’ deficit:	$(1,484,875)

STATEMENT OF OPERATIONS DATA: As of September 30, 2008

Revenues:	$1,939,416
Operating expenses:	$1,539,259
Net loss:	$(85,019)

The foregoing summary information is qualified by and should be read in conjunction with our audited financial statements and accompanying footnotes.

RISK FACTORS

You should carefully consider the following factors in evaluating our business, operations and financial condition. Additional risks and uncertainties now known to us as well as those presently unknown to us, that we currently deem either material or immaterial or that are similar to those faced by other companies in our industry or business in general, such as competitive conditions, may also impair our business operations. The occurrence of any the following risks could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Business

The apparel industry is cyclical and our quarterly operating results may fluctuate.  The apparel industry is cyclical. Purchases of apparel and related merchandise tend to decline during recessionary periods and also may decline at other times. There can be no assurance that we will be able to maintain our growth in revenues or earnings, or be profitable in the future. Further, a recession in the general economy or uncertainties regarding future economic prospects could affect consumer spending habits and have an adverse effect on our results of operations. Our quarterly operating results are likely to vary significantly in the future.  These variations will likely result from a number of factors, including:

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Seasonal nature of consumer demand for our products

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the uncertain timing and level of market acceptance of new products we introduce

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product introductions and other actions taken by our competitors

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changing standards and styles in connection with modest and hip women’s clothing and apparel and our ability to anticipate and react to such changes in a timely manner

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changes in sales and distribution environments and costs

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reductions in pricing by us or our competitors

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personnel changes

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general economic conditions

We may not have sufficient resources to effectively introduce and market our products, which could materially harm our operating results.  Introducing and achieving market acceptance for our modest women’s apparel products and other new products will require substantial marketing efforts and will require us or our sales representatives to make significant time or monetary expenditures. We have little history upon which to base market or customer acceptance of these apparel products. In most instances we are reliant on the marketing efforts and expenditures of third party at home consultants. If they do not have the expertise, interest or resources to effectively market our products that we design and manufacture, our operating results will be materially harmed.

Uncertainty Relating to Ability to Implement Our At-Home Consultant Growth Strategy. We intend to expand our base of at-home consultants as part of its growth strategy. There can be no assurance that this strategy will be successful. The actual number, productivity and success of new consultants will be dependent upon a number of factors, including, among other things, our ability as we expand to attract, hire and train qualified consultants and to manage them. There is no assurance that we will be able to attract, hire and train qualified consultants on a timely or profitable basis.

We rely on trade secret laws and agreements with our key employees and other third parties to protect our proprietary rights, and we cannot be sure that these laws or agreements adequately protect our rights. We believe that factors such as the technological and creative skills of our personnel, strategic relationships, new product developments, frequent product enhancements are essential to our success.  Our management personnel are not bound by non-disclosure agreements. If personnel leave our employment, in some cases we would be required to protect our intellectual property rights pursuant to common law theories which may be less protective than provision of employment, non-competition or non-disclosure agreements.

We seek to protect our proprietary products under trade secret and copyright laws, enter into license agreements for various materials and methods employed in our products, and enter into strategic relationships for distribution of the products. These strategies afford only limited protection. We currently have no U.S. or foreign patents.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain information that we regard as proprietary. We may be required to expend substantial resources in asserting or protecting our intellectual property rights, or in defending suits related to intellectual property rights. Disputes regarding intellectual property rights could substantially delay product development or commercialization activities because some of our available funds would be diverted away from our business activities. Disputes regarding intellectual property rights might include state, federal or foreign court litigation as well as patent interference, patent reexamination, patent reissue, or trademark opposition proceedings in the United States Patent and Trademark Office.

We have been and will continue to be dependent on third parties for the supply and manufacture of all of our products. We do not maintain supply agreements.  We are substantially dependent on the ability of third-party manufacturers and suppliers to meet design, performance and quality specifications.  If the third-party suppliers cannot supply us with systems or parts within our timeframes or allocate the supply of certain high demand components, we could be unable to meet our delivery schedules and requirements on a timely and competitive basis, which would harm our operations.

We are subject to risks of sourcing much of our manufacturing from businesses based in China and Morocco which could result in our inability to meet manufacturing requirements or delivery deadlines for products which would be detrimental to our business. We source much of our manufacturing from third parties in China and Morocco. Our relationships in China and Morocco could be adversely affected by internal political, economic, and social uncertainties. Any change in policy by the Chinese or Moroccan governments could adversely affect investments in or business relationships with Chinese or Moroccan businesses. Changes in policy could result in imposition of restrictions on currency conversion, imports, or the source of suppliers, as well as new laws affecting joint ventures and foreign-owned enterprises doing business in China or Morocco. Although China has been pursuing economic reforms for the past several decades, events such as changes in leadership or social disruptions that may occur upon the proposed privatization of state-owned industries could significantly affect the government's ability to continue with its reform.

As developing nations, China and Morocco’s economies are more volatile than those of developed Western industrial economies. Their economies differ significantly from that of the United States or a Western European country in structure, level of development, capital reinvestment, resource allocation, and self-sufficiency. There can be no assurance that under some circumstances, China government's pursuit of economic reforms will be restrained or curtailed. Actions by the central government of China could have a significant adverse effect on economic conditions in the country as a whole and on our suppliers.  Although we believe that contract manufacturers outside China and Morocco could meet supply needs if it were unable to continue to use manufacturers within China and Morocco, this might result in delays in meeting orders or in higher expense than current relationships.

The Chinese legal system embodies uncertainties, which could limit the legal protections available to us. The Chinese legal system is a civil law system based on written statutes. Unlike common law systems such as the United States, the Chinese legal system is a system in which decided legal cases have little value as legal precedent. Several decades ago, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past 30 years has significantly enhanced the protections afforded to various forms of foreign investment in China. Recent legal and political changes in China have resulted in reforms. However, these laws, regulations, and legal requirements are relatively recent, and there is little, if any, precedence in their interpretation and enforcement. This lack of experience with these new laws creates uncertainties that could limit our ability to accurately predict the exact legal protections available to it and other foreign investors. In addition, we cannot predict the effect of future developments in the Chinese legal system, particularly with regard to the Internet, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws.

We rely on third parties to manufacture our products. Therefore, we do not have direct control over the quality or other aspects of the manufacturing process, which could result in a loss of customer acceptance of our products and increased expense related to warranty claims or defective product returns. We do not directly control the manufacturing facilities where our products are made and we must depend on third parties to make our products according to standards for quality and reliability. We do not own any manufacturing facilities or equipment and do not employ any manufacturing personnel. We use third parties to manufacture our products on a contract basis. We cannot assure you that we will be able to obtain qualified contract manufacturing services on reasonable terms. In addition, the manufacture of our products involves complex and precise processes. Changes in our manufacturing processes or those of our suppliers, or the use of defective components or materials, could significantly reduce our manufacturing yields and product reliability. Our manufacturing costs are relatively fixed, and, thus, manufacturing yields are critical to its results of operations. This may also cause delayed product shipments and impaired gross margins. In some cases, existing manufacturing techniques involve substantial manual labor. To improve gross margins, we may need to develop new, more cost-effective manufacturing processes and techniques, and if we fail to do so, our gross margins may be adversely affected.

In addition, we believe that our independent manufacturers operate in compliance with applicable laws and regulations. However, we do not control such manufacturers or their labor practices. The violation of labor or other laws by one of our independent manufacturers or the divergence of an independent manufacturer's or licensing partner's labor practices from those generally accepted as ethical in the United States, could have a material adverse effect on our financial condition and results of operations.

In the event China’s currency is allowed to float higher, our products sourced in China could become more expensive to the ultimate detriment of our profitability. China maintains tight controls on its monetary currency, the yuan, which is not currently fully convertible. China is under pressure from trading partners to relax its exchange rate controls and let the yuan float higher. The currently undervalued yuan results in a pricing advantage for products manufactured in China and exported to the U.S. In the event the yuan is allowed to float higher, Chinese manufacturers may choose to raise their prices to maintain profitability which may ultimately reduce our profit margins unless we raise our prices. Reduced profit margins or inflated prices on our products which could be detrimental to our sales may have a detrimental effect on our business.

Our future success also depends upon our ability to develop, launch and market new products. We intend to devote effort and expenses to the development, implementation and marketing of improved products. However, we cannot assure you that we will be able to complete testing and successfully launch our products. Many of the clothing and other product designs that we manufacture and intend to manufacture are fairly novel and the demand for, and market acceptance of, our products is subject to a high degree of uncertainty. If we cannot develop and launch new products, or if we fail to achieve market acceptance of our existing products, our future growth would suffer.

Due to the competitive labor markets, we may not be able to recruit and retain sufficient qualified professionals necessary for our growth. In order to grow as we anticipate, we need to hire significant numbers of consultants and professionals to develop and market our products and provide technical support, education and training and other services to our customers. Competition for qualified professionals during economic upswings is increasingly intense, and we may be unable to recruit and retain sufficient professionals to grow as we anticipate.

Our management team is not complete and has only recently begun working together. Our business is highly dependent on our ability to acquire necessary members of our management team and on our management team's ability to work together effectively. The managers we hire will not likely have previously worked together as a management team and may have only limited experience managing a rapidly growing company. Our failure to find qualified individuals to fill management positions and the failure of our management team to work together effectively could negatively offset efficient decision-making, product development, sales and marketing efforts and the management of our financial and other resources, which would negatively impact our operating results.

Competition may decrease our market share, net revenues and gross margins. Competition in the clothing and apparel market is intense, and we expect competition to increase. To compete effectively, we must continue to respond promptly and effectively to changing customer preferences, feature, pricing requirements and rapid technological changes. Our principal competitors include large companies. Some of our actual and potential competitors have greater name recognition, access to a larger customer base and significantly greater financial, marketing, technical and other resources than we do. Our competitors also sell products that provide some of the benefits of the products that we sell, and we could lose sales to our competitors. Moreover, clothing and apparel industry is constantly consolidating in which companies are participating in business combinations. These combinations may result in the emergence of competitors who have larger market shares, customer base, sales forces and product offerings and greater product marketing expertise than we do. As a result, our competitors may be able to adapt more quickly to new or emerging product styles and changes in customer requirements or to devote greater resources to the promotion and sale of their products than us. These larger companies may attempt to compete directly in our space or one of our smaller competitors could be acquired by a larger entity and gain the capital and expertise to compete with us more effectively. We may not be able to compete successfully against current and future competitors, or to make product design advances necessary to improve or even maintain our competitive position. Additionally, we cannot make any assurances that our products will achieve market acceptance.

We will need additional capital in the future, and if we are unable to obtain adequate funds on terms acceptable to us, we will not be able to execute our business plan. We will require substantial additional capital to finance our future growth, hire additional qualified personnel, implement further marketing and sales activities, and fund our ongoing design and development activities.  Our capital requirements will depend on many factors, including acceptance of and demand for our products, the extent to which we invest in new product lines and design projects, and the status and timing of competitive developments.  To the extent that our existing sources of liquidity and cash flow from operations are insufficient to fund our activities, we will need to raise additional capital.  If additional funds are raised through the issuance of equity securities, the percentage of equity ownership of our existing shareholders will be reduced.  In addition, holders of these equity securities may have rights, preferences or privileges senior to those of the holders of our common unit.  If additional funds are raised through the issuance of debt securities, we may incur significant interest charges, and these securities could also impose restrictions on our operations.  Additional financing may not be available when needed on terms favorable to us or at all.  If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures, which could seriously harm our business.

Our management and larger shareholders exercise significant control over our company and may approve or take actions that may be adverse to your interests. As of January 16, 2009, our named executive officers, directors and 5% shareholders beneficially own nearly all of our voting power. For the foreseeable future, to the extent that our current shareholders vote similarly, they will be able to exercise control over many matters requiring approval by the board of directors or our shareholders. As a result, they will be able to:

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control the composition of our board of directors;

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control our management and policies;

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determine the outcome of significant corporate transactions, including changes in control that may be beneficial to shareholders; and

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act in each of their own interests, which may conflict with, or be different from, the interests of each other or the interests of the other shareholders.

General Risks Relating To The Fashion Apparel Industry

Our financial performance may be vulnerable to rapidly changing preferences in the women’s clothing and apparel products market. Our net sales and profitability depend significantly on the acceptance of our existing and future products within the modest and hip women’s clothing and apparel products market. The women’s clothing and apparel market is characterized by rapidly changing trends and fads, and frequent material and design innovations and improvements are necessary to maintain consumer interest in these products. Our financial performance may be harmed if we are unable to successfully adapt our clothing and apparel products to these changing trends and fads. We attempt to reduce the risks of rapidly changing fashion trends and product acceptance by devoting a substantial portion of our product line to basic styles which are not significantly modified from year to year. Nevertheless, if we misjudge the market for our products, we may be faced with significant excess inventories for some products and missed opportunities with others.

Our success depends on development of the market for hip, comfortable and modest women’s clothing and apparel. The market for clothing, and in particular, hip, comfortable and modest women’s clothing is constantly evolving. As a result, demand and market acceptance for our products is uncertain. Factors that might influence market acceptance of our products include matters over which we have little or no control, including development of alternative products or methods and the willingness of consumers to purchase hip, comfortable and modest women’s clothing and apparel. Our success depends on the increasing demand for hip, comfortable and modest women’s clothing and apparel. If this new market for hip, comfortable and modest women’s clothing fails to develop, develops more slowly than expected or becomes saturated with competitors, or if our products do not achieve or sustain market acceptance, our business could be harmed.

Our sales revenues and distribution relies solely on our network of fashion consultant distributors without whom we would have substantially no sales and would not survive as a going concern. We distribute solely through a network of 640 home fashion consultants who are primarily individuals who are not full time, but only earning part time income to supplement other full-time work or family commitments. Our loss of these fashion consultants or a decrease in their performance as a result in changes in the economy or our failure to provide them with compensation sufficient to maintain their motivation would result in decreased financial results that could jeopardize our ability to continue as a going concern.

Our success depends on the continuing contributions of our key personnel whom in some cases have other unrelated responsibilities.  Members of our management team are required to devote only as much time to our operations as they, in their sole discretion, deem necessary in carrying or our operations effectively. Any or all of the members of our management team may fail to divide their time efficiency in operating our business given their outside obligations. In addition, we do not have agreements with any of our management team that hinder their ability to work elsewhere or quit at will and, thus, any executive officer or key employee may terminate his or her relationship with us at any time without notice.

We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002. Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required, beginning with our fiscal year ending December 31, 2008, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of 2008. Furthermore, our independent registered public accounting firm will be required to attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we have maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009. We have not yet completed our assessment of the effectiveness of our internal control over financial reporting. We expect to incur additional expenses and diversion of management's time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

Risks Related to Our Common Stock

Currently, there is no public market for our securities, and there can be no assurances that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations. Prior to the date of this prospectus, there has not been any established trading market for our common stock, and there is currently no public market whatsoever for our securities. We have not obtained a market maker to file an application with the FINRA on our behalf so as to be able to quote the shares of our common stock on the OTC Bulletin Board ("OTCBB") maintained by the FINRA commencing upon the effectiveness of our registration statement of which this prospectus is a part. There can be no assurance as to whether such market maker's application will be accepted by the FINRA. We are not permitted to file such application on our own behalf. If the application is accepted, there can be no assurances as to whether any market for our shares will develop or the prices at which our common stock will trade. If the application is accepted, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for the common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception, and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Because of the anticipated low price of the securities, many brokerage firms may not be willing to effect transactions in these securities. See "Plan of Distribution" subsection entitled "Selling Shareholders and any purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions."

Our board of directors is authorized to issue shares of preferred stock, which may have rights and preferences detrimental to the rights of the holders of our common shares. We are authorized to issue up to 20,000,000 shares of preferred stock, $0.0001 par value. As of the date of this prospectus, we have not issued any shares of preferred stock. However, there are 293,892 preferred units issued and outstanding by our wholly owned limited liability company, Modbe, L.L.C. Our preferred stock may bear such rights and preferences, including dividend and liquidation preferences, as the Board of Directors may fix and determine from time to time. Any such preferences may operate to the detriment of the rights of the holders of the common stock being offered hereby.

Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability that may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors. Our articles of incorporation and applicable Nevada law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's promise to repay us, therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us, which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is are likely to materially reduce the market and price for our shares, if such a market ever develops.

Any market that develops in shares of our common stock will be subject to the penny stock restrictions that are likely to create a lack of liquidity and make trading difficult or impossible. Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities, if any, will be in the over-the-counter market which is commonly referred to as the OTCBB as maintained by the FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

SEC Rule 15g-9 (as most recently amended and effective on September 12, 2005) establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects the market liquidity for our common stock. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	the basis on which the broker or dealer made the suitability determination, and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their securities.

We do not intend to pay dividends on our common stock. We have not paid any dividends on our common stock to date and there are no plans for paying dividends on the common stock in the foreseeable future. We intend to retain earnings, if any, to provide funds for the implementation of our business plan. We do not intend to declare or pay any dividends in the foreseeable future. Therefore, there can be no assurance that holders of our common stock will receive any additional cash, stock or other dividends on their shares of our common stock until we have funds which the Board of Directors determines can be allocated to dividends.

If a market develops for our shares, sales of our shares relying upon rule 144 may depress prices in that market by a material amount. All of the outstanding shares of our common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a prescribed period may, under certain conditions, sell their shares  As a result of revisions to Rule 144 which became effective on or about February 15, 2008, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a period of one year. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

Any trading market that may develop may be restricted by virtue of state securities "Blue Sky" laws to the extent they prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states. There is no public market for our common stock, and there can be no assurance that any public market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock. We currently do not intend and may not be able to qualify securities for resale in approximately 17 states that do not offer manual exemptions and require shares to be qualified before they can be resold by our shareholders.

Accordingly, investors should consider the secondary market for our securities to be a limited one. See also "Plan of Distribution-State Securities-Blue Sky Laws."

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling stockholders. We are registering 151,697 of our 2,191,232 currently outstanding shares for resale to provide the holders thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

SELLING STOCKHOLDERS

We issued  stock certificates evidencing all of our 2,191,232 outstanding common stock shares on August 8, 2008. The shares we issued to 55 individuals who made up the members of our wholly owned subsidiary Modbe, L.L.C. Those 55 persons became members of Modbe between its 2005 formation and the date of issuance of the common stock.

In connection with the formation and early development of Modbe, L.L.C., it issued 1,897,400 shares to 35 persons.

Upon our formation we also issued 50,000 shares to our counsel David S. Hunt.

An additional 293,832 shares were issued to 30 shareholders for $47,000 paid in cash ($5.00 per share). These shares were issued in a private offering pursuant to Regulation D under the Securities Act of 1933, as amended, and each of the investors therein represented in writing that such investor was an accredited investor as that term is defined in Regulation D and that he was acquiring the shares for his own account and for investment.

No underwriter participated in the foregoing transactions, and no underwriting discounts or commissions were paid, nor was any general solicitation or general advertising conducted. The securities bear a restrictive legend and stop transfer instructions are noted on our stock transfer records.

All shares offered under this prospectus are being offered by selling shareholders and may be sold from time to time for the account of the selling stockholders named in the following table. The table also contains information regarding each selling stockholder's beneficial ownership of shares of our common stock as of the date of this prospectus, and as adjusted to give effect to the sale of the shares offered hereunder.

SELLING SECURITY HOLDER AND RELATIONSHIP TO THE COMPANY OR ITS AFFILIATES, IF ANY	SHARES OWNED (NUMBER AND PERCENTAGE) BEFORE OFFERING		SHARES OFFERED	SHARES OWNED (NUMBER AND PERCENTAGE) AFTER OFFERING
Bayhill Group	128,000	5.8%	12,800	0.6%	115,200
Michael Mcintyre	138,400	6.3%	13,840	0.6%	124,560
William H. Davidson	175,066	8.0%	17,507	0.8%	157,559
John Harrington	197,120	9.0%	19,712	0.9%	177,408
Kirby D Cochran	207,666	9.5%	20,767	0.9%	186,899
Ronald L Weilert	220,000	10.0%	22,000	1.0%	198,000
Jeff Wilhite	450,720	20.6%	45,072	2.1%	405,648

Total	1,516,972	69.2%	151,697	6.9%	1,365,275

None of the Selling Stockholders are broker/dealers or affiliates of broker/dealers.

Jeff Wilhite, our CEO/president is a Selling Stockholder and will be considered to be an underwriter for purposes of this offering.  His current intention is to remain as our officer regardless of whether he sells a substantial portion of his stockholding in us. He is nevertheless offering 45,072 shares of his shareholder interest in this offering (approximately 2.1% of all outstanding common shares) since otherwise sales by him would be restricted to 1% (or approximately 21,912 shares) of all outstanding shares every three months in accordance with Rule 144. As our officer/control person, Mr. Wilhite may not avail himself of the provisions of Rule 144(k) which otherwise would permit a non-affiliate to sell an unlimited number of restricted shares provided that the one-year holding period requirement is met.

Selling Stockholders will sell at a fixed price of $5.00 per share until our common shares are quoted on the Over the Counter Bulletin Board or another quotation medium and thereafter at prevailing market prices, or privately negotiated prices.

DETERMINATION OF OFFERING PRICE

There is no established public market for the common equity being registered. All of our outstanding shares were issued in connection with our August 4, 2008 share exchange with Modbe, L.L.C. A majority of the non-affiliate shares were originally purchased from Modbe, L.L.C. as part of a $5.00 preferred unit offering wherein one common unit and one preferred unit of Modbe, L.L.C. was issued to investors for each $5.00 invested. Accordingly, and despite preferred redemption rights, in determining the offering price, we selected $5.00 per share, which was the highest and most recent price at which we have issued our common shares.

DIVIDEND POLICY

We have never paid a cash dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our board of directors, in its discretion, may consider relevant.

PLAN OF DISTRIBUTION

The selling stockholders may offer the shares at various times in one or more of the following transactions:

•	on any market that might develop;

•	in transactions other than market transactions;

•	by pledge to secure debts or other obligations;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

•	in a combination of any of the above.

Selling stockholders will sell at a fixed price of $5.00 per share until our common shares are quoted on the Over the Counter Bulletin Board or another quotation medium and thereafter at prevailing market prices or privately negotiated prices. In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

The selling stockholders may use broker-dealers to sell shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they have acted as agents. To date, no discussions have been held or agreements reached with any broker/dealers. No broker–dealer participating in the distribution of the shares covered by this prospectus may charge commissions in excess of 7% on any sales made hereunder.

Affiliates and/or promoters of the Company who are offering their shares for resale and any broker-dealers who act in connection with the sale of the shares hereunder will be deemed to be "underwriters" of this offering within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

Selling shareholders and any purchasers of our securities should be aware that any market that develops in our common stock will be subject to "penny stock" restrictions.

We will pay all expenses incident to the registration, offering and sale of the shares other than commissions or discounts of underwriters, broker-dealers or agents. We have also agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

This offering will terminate on the earlier of the:

a) date on which the shares are eligible for resale without restrictions pursuant to Rule 144 under the Securities Act or b) date on which all shares offered by this prospectus have been sold by the selling stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

If any of the selling shareholders enter into an agreement after the effectiveness of our registration statement to sell all or a portion of their shares in the Company to a broker-dealer as principal and the broker-dealer is acting as underwriter, we will file a post-effective amendment to our registration statement identifying the broker-dealer, providing the required information on the Plan of Distribution, revising disclosures in our registration statement as required and filing the agreement as an exhibit to the registration statement.

Selling shareholders and any purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions.

Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities, if any, will be in the over-the-counter markets, which are commonly referred to as the OTCBB as maintained by the FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our securities.

SEC Rule 15g-9 (as most recently amended and effective September 12, 2005) establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediate foreseeable future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The above-referenced requirements may create a lack of liquidity, making trading difficult or impossible, and accordingly, shareholders may find it difficult to dispose of our shares.

STATE SECURITIES – BLUE SKY LAWS

There is no public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

Selling Security holders may contact us directly to ascertain procedures necessary for compliance with Blue Sky Laws in the applicable states relating to Sellers and/or Purchasers of our shares of common stock.

We intend to apply for listing in a nationally recognized securities manual which, once published, will provide us with "manual" exemptions in 33 states as indicated in CCH Blue Sky Law Desk Reference at Section 6301 entitled "Standard Manuals Exemptions."

Thirty-three states have what is commonly referred to as a "manual exemption" for secondary trading of securities such as those to be resold by selling stockholders under this registration statement. In these states, so long as we obtain and maintain a Standard and Poor's Corporate Manual or another acceptable manual, secondary trading of our common stock can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after our registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

LIMITATIONS IMPOSED BY REGULATION M

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. We assume no obligation to deliver copies of this prospectus or any related prospectus supplement.

LEGAL PROCEEDINGS

In November 2008, Mary Corkin, a former employee, brought an action against Modbe, L.L.C. for alleged breach of employment contract in the State of Colorado District Court, Denver County. Ms. Corkin claims an unspecified amount of damages. Ms. Corkin worked for Modbe, L.L.C. from early 2008 to September 2008. Modbe contends that Ms. Corkin resigned by her own volition and even had she not resigned, the plain language of paragraph 5 of the contract drafted by Ms. Corkin allowed Modbe to terminate her without cause after 90 days of employment. Modbe expects to prevail on this matter. Excluding the Corkin case, no officer, director, or persons nominated for these positions, and no promoter or significant employee of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.

DIRECTORS, EXECUTIVE OFFICERS PROMOTERS AND CONSULTANTS

Our directors, officers and consultants are as follows:

Name	Age	Position

Officers

Jeff Wilhite	34	President, chief executive officer

Tricia Wilhite	32	Vice president of marketing

Ryan Tyson	35	Director of operations

Board of Directors

Jeff Wilhite	34	Chairman of the board of directors

Tricia Wilhite	32	Member of the board of directors

Jeff P. Wilhite, president and chairman of the board of directors, age 34, is a founder and has been president of Modbe, since our inception in 2005.  Prior to founding Modbe, Jeff held sales and account management positions with Eli Lilly & Co., Insight Mortgage, CompUSA, Inc., and Safeco. Jeff graduated from Marriott School of Management, Brigham Young University with a degree in Business Management.

Tricia N. Wilhite, Chief Design Officer and Director, age 32, is a founder of Modbe and has been Chief Design and Merchandiser since our inception in 2005.  Prior experience includes Sales Consultant for Longabergr (home accessories) and Pampered Chef Hostess, both in the Direct Sales / Home Party market place.  She attended Utah Valley State College in business, and is also currently a mother of three children.

Ryan R. Tyson, Director of Operations, age 35, was appointed Director of Operations in January 2007.  Prior to that he was Director of Marketing for seven years with Glenwood Intermountain Properties in Provo, Utah.  He’s also been a property manager for five years with AllMark Incorporated, Southern California.  Ryan attended BYU and UVSC in Business.

Term and Family Relationships

Our director currently has terms which will end at our next annual meeting of the stockholders or until successors are elected and qualify, subject to their prior death, resignation or removal. Officers serve at the discretion of the Board of Directors. Jeff Wilhite and Tricia Wilhite are married. Ryan R. Tyson is Jeff Wilhite’s brother in law. Other than the Wilhites and Mr. Tyson, no other family relationships exist among our officers, directors and consultants.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The information in the following table sets forth the beneficial ownership of our shares of common stock as of the date of this prospectus, by: (i) each of the three highest paid persons who are our officers and directors (or in the alternative, each officer and director); (ii) all officers and directors as a group; (iii) each shareholder who beneficially owns more than 10% of any class of our securities, including those shares subject to outstanding options.

Name and address of owner	Amount owned before the offering	Amount owned after the offering	Percent of class after the offering

Ryan Tyson(1)(3)	37,760	37,760	1.7%
Tricia Wilhite(2)(3)	--	--	0.0%
Jeff Wilhite(2)(3)	450,720	405,648	18.5%

Total (officers and directors)	828,480	443,408	19.2%

(1)

Executive officer.

(2)

Member of the board of directors

(3)

Corporate mailing address: 119 N. 1380 W., Orem, UT. 84057

DESCRIPTION OF CAPITAL STOCK

Introduction

We were established as a Nevada corporation in February 2008. We are authorized to issue 80,000,000 shares of common stock and 20,000,000 shares of preferred stock.

Preferred Stock

Our Articles of Incorporation, as modified by our preferred stock designation, authorizes the issuance of 20,000,000 shares of preferred stock designated to pay 12% preferred annual dividends and to be redeemable at $5.00 per share. Accordingly, our board of directors is empowered, without stockholder approval, to issue or at any time, redeem any number of outstanding shares of preferred stock at $5.00 per share, plus any accrued preferred dividends. The Holders of shares of preferred stock have no voting rights.  Our shares of preferred stock have preferred dividend rights equal to 12% per year on a cumulative non-compounded basis.  Holders of our shares of preferred stock have liquidation preferences over our shares of common stock and other subsequent series of shares of preferred stock. The result is that in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of record of our shares of preferred stock shall only be entitled to recover their investment prior and in preference to any distribution of any of our assets or surplus funds to the holders of our shares of common stock and subsequent series of shares of preferred stock.

We presently do not have plans to issue any additional shares of preferred stock. However, preferred stock could be issued in connection with subsequent financings. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Common Stock

Our Articles of Incorporation authorizes the issuance of 80,000,000 shares of common stock. There are 2,191,232 shares of our common stock issued and outstanding on the date of this prospectus which shares are held by approximately 55 shareholders. The holders of our common stock:

•	have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

•	are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•	do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

•	are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

See also “Plan of Distribution” subsection entitled "Any market that develops in shares of our common stock will be subject to the penny stock restrictions which will make trading difficult or impossible" regarding negative implications of being classified as a "Penny Stock."

Authorized but Un-issued Capital Stock

Nevada law does not require stockholder approval for any issuance of authorized shares. However, the marketplace rules of the NASDAQ, which would apply only if our common stock were listed on the NASDAQ, require stockholder approval of certain issuances of common stock equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock, including in connection with a change of control of the company, the acquisition of the stock or assets of another company or the sale or issuance of common stock below the book or market value price of such stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of un-issued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Nevada Anti-Takeover Law

We will be subject to the provisions of Nevada Revised Statutes regulating corporate takeovers. This section prohibits, subject to exceptions, publicly-traded Nevada corporations from engaging in a business combination, which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder. An interested stockholder is generally defined as a person who, with its affiliates and associates, owns or, within three years before the time of determination of interested stockholder status, owned 15% or more of a corporation's outstanding voting securities. This prohibition does not apply if: the transaction is approved by the board of directors before the time the interested stockholder attained that status; upon the closing of the transaction that resulted in the stockholder becoming an interest stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the start of the transaction; or at or after the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Nevada corporation may opt out of this provision with an express provision in its original Articles of Incorporation or an express provision in its Articles of Incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. This provision of the Nevada Revised Statutes could prohibit or delay a merger or other takeover or change-in-control attempts and may discourage attempts to acquire us.

Shareholder Matters

Certain provisions of Nevada law create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Dissenters' Rights

Among the rights granted under Nevada law which might be considered as material is the right for shareholders to dissent from certain corporate actions and obtain payment for their shares (see Nevada Revised Statutes ("NRS") 92A.380-390). This right is subject to exceptions, summarized below, and arises in the event of mergers or plans of exchange. This right normally applies if shareholder approval of the corporate action is required either by Nevada law or by the terms of the articles of incorporation.

A shareholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the shareholder are part of a class of shares which are:

*	listed on a national securities exchange,

*	included in the national market system by the National Association of Securities Dealers, or

*	held of record by not less than 2,000 holders.

This exception notwithstanding, a shareholder will still have a right of dissent if it is provided for in the articles of incorporation (our Articles of Incorporation does not so provide) or if the shareholders are required under the plan of merger or exchange to accept anything but cash or owner's interests, or a combination of the two, in the surviving or acquiring entity, or in any other entity falling in any of the three categories described above in this paragraph.

Inspection Rights

Nevada law also specifies that shareholders are to have the right to inspect company records. This right extends to any person who has been a shareholder of record for at least six months immediately preceding his demand. It also extends to any person holding, or authorized in writing by the holders of, at least 5% of our outstanding shares. Shareholders having this right are to be granted inspection rights upon five days' written notice. The records covered by this right include official copies of: the articles of incorporation, and all amendments thereto, bylaws and all amendments thereto; and a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them, respectively.

In lieu of the stock ledger or duplicate stock ledger, Nevada law provides that the corporation may keep a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

Transfer Agent

The transfer agent for our common stock is Action Stock Transfer Corp., 7069 S. Highland Dr., Suite 300, Salt Lake City, UT 84121. Phone: (801) 274-1088.

DESCRIPTION OF BUSINESS

FORWARD LOOKING STATEMENT INFORMATION

Certain statements made in this Registration Statement on Form S-1 are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the plans and objectives of management for future operations. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Our plans and objectives are based, in part, on assumptions involving judgments with respect to, among other things, future economic, competitive and market conditions, technological developments related to cellular telephone or other mobile communications, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

Although we believe that our assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein particularly in view of the current state of our operations, the inclusion of such information should not be regarded as a statement by us or any other person that our objectives and plans will be achieved. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the factors set forth herein under the headings “Business,” “Risk Factors” and “Plan of Operations.”

OUR BUSINESS

We were founded on April 25, 2005, as a fashion designer and merchandiser that designs uniquely fashionable, comfortable, and modest clothing for women. We distribute through a network of 640 (and growing) home fashion consultants providing motivated individuals with an opportunity to earn an extra income while still having time for family. We are planning to develop into a large and successful player in the fashion and direct sales industry.

We believe that there is a current demand for reasonably priced products that are modern, modest, comfortable, currently missing in the fashion industry.  In addition, we believe that there is a current demand for a more personal and social way to purchase products, such as a personal fashion consultant.  As a result, we believe that we have developed a company to fill two distinct needs in the marketplace. First, we create clothing that is modest, feminine, stylish, comfortable and covering, and self enhancing. Second, we provide business opportunities for stay at home women wanting enjoyable, challenging work that is flexible around personal and family needs.

Products

We design a growing number of products and accessories, primarily hip, modest women’s clothing and related accessories.  Several members of our design and marketing teams have been involved in the development, sales and distribution of hip fashions for a number of years. We seek to design products with improved functionality relative to our prior products and those of our competitors.  Our pricing strategy is targeted between high end retailers and mass market discount retail. We use foreign manufacturers to keep our product prices competitive and allows us to offer premium quality at an affordable price, ranging from $15 for camis and tees, to $75 for quality swim suits and Stylish designer jeans.

In addition to our pricing, we believe that our products have distinctive features and advantages, including:

Quality -  thicker, more durable fabric content, looks better through extended wash and wear;

Fine seam finish - polished look with a truly distinguishable finish;

Custom fabric, custom colors - count on hand selected, fun fresh colors based on current trends; and,

Competitive pricing - highest quality products at a fair price .

Our current product offerings are as follows:

Foundation Basics – (long length fashionable layering shirts)

•

cap sleeve

•

cami (camisole)

•

long sleeve

Swim line

•

One piece

•

Tankinis - two piece mix and match

•

Swim skirts

Full Fashion Outerwear

•

Vests and jackets

•

Sweaters

•

Casual shirts

•

Sweatshirts

•

Graphic print tee shirts

•

Skirts, pants

•

Stylish designer jeans

Kidbe line (girls under 10 years)

•

Basic layering shirts

•

Outerwear

Future Products

We intend to expand our accessory lines to complement our clothing lines. We have several products that will become available in the coming 12 months.

Markets

We target groups of women whom we believe are the most likely to spend a premium for fashionable, modest clothing. Currently we market to the larger size segment, the fashionable young girls segment, and the middle age women segment. Our future growth will also depend on our ability to predict the evolution of these markets, and to successfully penetrate the markets.  Because of the early stage of the development of some of the styles used in our products, the demand for, and market acceptance of, our products, is subject to a high degree of uncertainty.  If market growth rates do not meet our expectations, or if we are unsuccessful in identifying and penetrating those segments of the modest, comfortable women’s clothing market which provide the greatest opportunity for growth, our business would suffer.

Sales and Marketing

We sell our products through over 640 at-home fashion sales consultants. We have continued to expand the number of sales consultants and expect to increase the number in the coming twelve months. We recruit and train fashion consultants who work part time, out of their homes, and agree to host Modbe parties periodically to sell our merchandise. We train our “at home” fashion consultants, provide commission sales incentives, provide monthly promotions, and hold periodic consultant conferences and events to energize and motivate them. Our typical consultant is an at-home mother who desires to supplement family income, while enjoying the benefits of working out of home. They, in turn, develop a network of associates who host Modbe parties and share in bonus and merchandise benefits. Leveraging our at-home fashion sales consultants sales force has allowed us to expand our sales, marketing and distribution channels and reach new customers and markets.

We focus on direct sales marketing. Direct marketing is deemed to be marketing activities where the prospect is asked to take a specific action, such as call an 800 number, visit a website, return a response card, place an order, complete a survey, etc.--then the effort is considered to be direct marketing. Direct marketers use a variety of media including postcards, statement inserts, card packs, magazines, door hangers, package inserts, magazines, newspapers, radio, television, email, internet banner ads, pay-per-click ads, billboards, transit ads, etc. Direct marketing was responsible for over $30 billion in gross sales revenue in 2005. There are over 14 million people in the U.S. who engage in direct marketing.

Manufacturing and Sources of Supply

We outsource our assembly to third party suppliers.  This outsourcing strategy has enabled us to benefit from the manufacturing capabilities of our suppliers who can accommodate significant increases in production volume as necessary.  This strategy also permits us to focus on our core competencies of rapid product development and deployment. We have developed a core supplier relationship of manufacturers located in New York (sweaters and knitwear), Los Angeles (basic shirts, outerwear pieces and swimsuit lines), China (sweatshirts), Hong Kong (vests, pants, jackets) and Morocco (kidbe line, jeans) who are partners in design and production.

Facilities

We lease approximately 10,000 square feet of industrial office/warehouse space conveniently located at Center Street in Orem, Utah near U.S. Interstate 15. The upper level houses our design and sales support operations. The lower level is where our customer service, accounting, and warehouse operations are located. We own computers, fax, phones and copiers, printers, typewriters, desks, cabinets and other general office equipment. The monthly rental/lease rate is approximately $5,500 per month.

Distribution

We believe that our system gets clothing to market relatively quickly. Generally, in connection with our sales consultants, we distribute directly from our warehouse to our retail customers. We manage our own fulfillment with advisory and shipping assistance from Elite Ops, an outsourcing and fulfillment firm in Utah County. We take delivery of new product from our manufacturers, store the goods, pack the goods and fulfill orders for our fashion consultants in connection with their parties. We target a 10 day turnaround from the date of order to the delivery of the products.

Competition

All aspects of our business are highly competitive. We compete primarily with other companies with an at-home marketing sales force and also with web based and catalog operations, specialty brand retailers, department stores, and mass merchandisers engaged in the retail sale of women's (and men’s) apparel, accessories, and other general merchandise. We believe that the principal bases upon which we compete are design, selection, quality and price. We have many small competitors in the area that sell similar types of clothing, including, ModBod, Shade Clothing, Layersclothing, FunkyFrum.com.  However, most of our competitors are larger and have greater financial, marketing and other resources and there can be no assurance that we will be able to compete successfully with them in the future. Competition in the clothing and apparel market is intense, and we expect competition to increase. To compete effectively, we must continue to respond promptly and effectively to changing customer preferences, and feature and pricing requirements.

We believe that the clothing apparel industry is undergoing a period of consolidation in which companies, including some of our competitors, are participating in business combinations. These combinations may result in the emergence of competitors who have larger market shares, customer base, sales forces and product offerings and greater technology marketing expertise than we do. As a result, our competitors may be able to adapt more quickly to new or emerging styles and changes in customer requirements or to devote greater resources to the promotion and sale of their products than us. We expect price competition to increase in the industry. We believe that the primary competitive factors in the women’s clothing and apparel market are price, brand name, functionality, quality and style.

Competition in the future may force us to lower product prices and add new products and features at lower prices, or we may otherwise be unable to introduce new products at higher prices. We cannot assure you that we will be able to compete successfully in this kind of price competitive environment, and lower prices and reduced demand for our products would reduce our ability to generate revenue.

Research and Development

The goal of our research and development activities is to continue the development and production of stylish products for our customers that serve their fashion desires and needs and address new markets.  Our efforts are also focused on increasing the functionality and reducing the cost of our current products.

Proprietary Rights

Our future success and ability to compete is dependant, in part, upon our proprietary technology.  We rely on trade secret, trademark and copyright law to protect our intellectual property.  We believe that factors such as the technical and creative skills of our personnel, new product developments, product enhancements and marketing activities are just as essential as the legal protection of proprietary rights to establishing and maintaining a competitive position.

Many participants in the apparel market have a significant number of intellectual property rights and have frequently demonstrated a readiness to commence litigation based on allegations of intellectual property infringement.  From time to time, we have discovered names and products that could result in intellectual property infringement. For instance, there is a company in our geographical area, operating in our product space that uses the confusingly similar name “Modbod”. We cannot be sure that claims made by us against companies such as Modbod or against us by such companies will be resolved on amiable terms, and failure to resolve such claims on such terms could result in a material adverse effect on our business, financial condition and results of operations.  We expect that companies will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps.  Responding to such claims, regardless of merit, could cause product shipment delays or require us to enter into royalty or licensing arrangements to settle such claims.  Any such claims could also lead to time-consuming, protracted and costly litigation, which would require significant expenditures of time, capital and other resources by our management.  Moreover, we cannot be sure that any necessary royalty or licensing agreement will be available or that, if available, such agreement could be obtained on commercially reasonable terms.

Government Regulation

Most of our products are imported. Many of our imports are subject to existing or potential governmental duties, tariffs or quotas that may limit the quantity of various types of goods that may be imported into the United States and other countries. In addition, these duties often represent a material portion of the cost of the merchandise. Although we monitor these trade restrictions, the United States or other countries could impose new or adjusted quotas, duties, tariffs or other restrictions, any of which could have a material adverse effect on our business.

Trademarks

“Modbe” for apparel is our trademark. We believe that we have state and common law trademark protections. We have not registered our trademark with the United States Patent and Trademark Office.

Seasonality

Our business is affected by the general seasonal trends common to the apparel industry, with sales and profits highest during certain quarters. Our products are marketed on a seasonal basis, with a product mix weighted substantially toward the summer and December Holiday seasons. As a result, historically, the 2nd quarter leading up to summer and the 4th quarter during the Holidays have the highest revenues with the month of December producing the highest monthly sales of the year. The results of our operations in any period should not be considered indicative of the results to be expected for any future period. Our product sales are subject to substantial cyclical fluctuations and are affected by unseasonal weather conditions. Sales tend to decline in periods of recession or uncertainty regarding future economic prospects that affect consumer spending, particularly on discretionary items. This cyclicality and any related fluctuation in consumer demand could have a material adverse effect on our business.

Strategic Initiatives

We intend to increase our growth in the next 12 months by accomplishing four key objectives, as follows:

Develop an integrated online, automated order / inventory management system for real time planning, management, and accounting;

Build a 2 year merchandising plan and process to allow coordinated design and execution planning in advance;

Upgrade our fashion consultant recruiting and training systems and capability to facilitate rapid growth in number of consultants added and retained; and,

Expand our marketing function in developing web retail, consultant conferences, and competitive research and analysis.

Employees

We employ a total of 17 full time, 6 part time and 5 contract employees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Management’s Discussion and Analysis contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in “Factors That May Affect Future Results and Financial Condition.”

Plan of Operations

We are a fashion designer and merchandiser that designs uniquely fashionable, comfortable, and modest clothing for women. We distribute through a network of hundreds of home fashion consultants providing motivated individuals with an opportunity to earn an extra income while still having time for family. We are planning to develop into a large and successful player in the fashion and direct sales industry. We design a growing number of products and accessories, primarily hip, modest women’s clothing and related accessories.  Several members of our design and marketing teams have been involved in the development, sales and distribution of hip fashions for a number of years. We seek to design products with improved functionality relative to our prior products and those of our competitors.

Results Of Operations

Interim Periods Ended September 30, 2008 and September 30, 2007.

Revenues for the nine-month period ended September 30, 2008 were $2,455,541, an increase of $516,125 over revenues of $1,939,416 for the nine-month period ended September 30, 2007. Revenue increased primarily as a result of the continued growth in our sales during 2007.

Cost of sales for the nine-month period ended September 30, 2008 were $1,022,778, a decrease of ($330,441) over cost of sales of $1,353,219 for the nine-month period ended September 30, 2007. The decrease in cost of sales came primarily from lower product and shipping prices of new and existing suppliers and service providers.

Sales and marketing expenses for the nine-month period ended September 30, 2008 were $786,882, an increase of $412,009 as compared to $374,873 for the nine-month period ended September 30, 2007. Sales and marketing expenses increased as a result of more of our independent distributors reaching a variable component of the commission structure, combined with the acquisition and implementation of improved sales tracking software.

General and administrative costs were $375,780 for the nine-month period ended September 30, 2008, a decrease of ($213,480) as compared to $589,260 for the nine-month period ended September 30, 2007. This is primarily due to the reduction of overhead costs as a result of our expense reduction initiatives that began in late 2007 and early 2008.

Interest and other expense, net was $376,597 for the nine-month period ended September 30, 2008, an increase of $43,446 as compared to $333,151 for the nine-month period ended September 30, 2007. The increase was primarily due to accruing interest on shareholder loans and other increases in debt. These interest expenses will continue until such time as the notes are repaid or converted to equity.

As a result of these factors,” Our net loss for the 2008 fiscal nine-month period decreased by ($570,485), to a net loss of ($85,019) from a net loss of ($655,504) in the comparable 2007 period.

Twelve Month Periods Ended December 31, 2007 and December 31, 2006.

Revenues for the year ended December 31, 2007 were $2,508,542, an increase of $30,464 over revenues of $2,478,078 for the year ended December 31, 2006. Revenue increased primarily as a result of the continued growth in our sales during 2007.

Cost of sales for the year ended December 31, 2007 were $1,815,607, an increase of $528,297 over cost of sales of $1,287,310 for the year ended December 31, 2006. The increase in cost of sales came from increased sales.

Sales and marketing expenses for the year ended December 31, 2007 were $702,541, a decrease of ($174,859) or  as compared to $877,400 for the year ended December 31, 2006. Sales and marketing expenses decreased primarily as a result of no new sales tracking software being acquired on implemented in 2007.

General and administrative costs were $790,891 for the year ended December 31, 2007, an increase of $228,676 as compared to $562,215 for the year ended December 31, 2006. This is primarily due to the growth of our business and the additional of new staff members.

Interest and other expense, net was $316,574 for the year ended December 31, 2007, a decrease of ($196,183) as compared to $512,757 for the year ended December 31, 2006. The increase was primarily due to accruing interest on shareholder loans and other increases in debt. These interest expenses will continue until such time as the notes are repaid or converted to equity.

Our net loss for the 2007 fiscal year remained steady, increasing by $1,022,277, to a net loss of ($1,254,159) from a net loss of ($231,882) in the comparable 2006 period. This is the result of all of the above operational changes and financing costs.

Liquidity And Capital Resources

At September 30, 2008, we had cash and cash equivalents of $15,483, a decrease of $31,382 from $46,865 at the end of the period ended September 30, 2007.  We also have continuing operating losses for the period ended September 30, 2008 of ($85,019). In order to continue operations beyond 2009 additional funding will be required. We will, also, require additional funding to finance growth and achieve our strategic objectives. Management is actively pursuing additional sources of funding. In addition management is also looking to increases in cash flows through increases in revenue and cost-cutting measures.

We received financing in 2008 which was sufficient to carry us through December, but our cash was reduced significantly.  We will need to complete additional financings in 2009 in order to continue operations.

As stated above, we need additional cash to support our investment in our business. If we do not raise sufficient funds, we also may not be able to fund expansion, take advantage of future opportunities, meet our existing debt obligations or respond to competitive pressures or unanticipated requirements. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and the downturn in the U.S. stock and debt markets could make it more difficult for us to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock.

The risk factors described above are not the only ones facing our company and they should be read in conjunction with all other risk factors disclosed in reports filed with the Securities and Exchange Commission. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business operations.

DESCRIPTION OF PROPERTY

We lease approximately 10,000 square feet of industrial office/warehouse space conveniently located at Center Street in Orem, Utah near U.S. Interstate 15. The upper level houses our design and sales support operations. The lower level is where our customer service, accounting, and warehouse operations are located. We own computers, fax, phones and copiers, printers, typewriters, desks, cabinets and other general office equipment. The monthly rental/lease rate is approximately $5,500 per month. As we need space beyond our present facility, we believe that we will be able to find ample suitable space within our projected budget.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Financing

In 2007, we obtained an unsecured bridge loan funding from a beneficial owner of over 10% of our common stock. The amount due on demand under the note was $30,030 as of September 30, 2008 bearing interest at 10.00% per annum.  We also obtained a loan from Jeff Wilhite, our CEO, under nearly identical terms and also bearing interest at 10.00% per annum. The amount due on demand under the note to Mr. Wilhite was $187,000 as of September 30, 2008.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash annual remuneration of each of the three highest paid persons (in excess of $100,000) who are officers or directors as a group during our last fiscal year:

Name of individual or identity of group	Capacities in which remuneration was received	Salary	Bonus	Stock Awards	All Other Compensation	Aggregate remuneration
Jeff Wilhite	CEO	$75,000	$0	$0	$0	$0

The Company has not paid any compensation in cash to its officers/directors in excess of $100,000 and does not intend to do so until such time as its capital resources are sufficient in the judgment of its Board of Directors.  The Company has not paid and has no present plan to give any compensation other than cash.  The Company does not have any Stock Option Plan or other equity compensation plans.   Mr. Wilhite will not withdraw additional cash compensation from the Company until it receives debt or equity financing or cash flow from operations.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by David S. Hunt, Esq., 66 Exchange Place, Salt Lake City, Utah 84111. David S. Hunt, Esq. owns 50,000 shares of our common stock that are included in this registration statement.

EXPERTS

The financial statements of Modbe, Inc. for the twelve month period ended December 31, 2007 included in this prospectus have been audited by Bouwhuis, Morrill & Company, LLC, independent registered public accounting firm, and the financial statements of Modbe, Inc. for the twelve month period ended December 31, 2006 included in this prospectus have been audited by Child Van Wagoner & Bradshaw, PLLC, independent registered public accounting firm. The financial statements have been so included in reliance upon the reports of Bouwhuis, Morrill & Company, LLC and Child Van Wagoner & Bradshaw, PLLC, respectively and given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement.

As of the date of this prospectus, we became subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N. E., Washington, D.C. 20649. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings will also be available to the public at the SEC's web site at "http:/www.sec.gov."

You may request, and we will voluntarily provide, a copy of our filings, including our annual report containing audited financial statements, at no cost to you, by writing or telephoning us at the following address:

Modbe, Inc.

119 N. 1380 W.

Orem, UT 84057

877-307-3253

MODBE, LLC.

Index to Financial Statements

The following financial statements of Modbe, LLC., and the related statements thereto and independent registered accounting firm’s report thereon:

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets as of April 30, 2007 and December 31, 2006 and 2005	F-3

Statements of Operations for the four months ended April 30, 2007 and for the year ended December 31, 2006 and for the period April 25, 2005 (inception) to December 31, 2005	F-4

Statements of Members’ Equity (Deficit) for the period April 25, 2005 (inception) to December 31, 2005 and for the year ended December 31, 2006 and for the four months ending April 30, 2007	F-5

Statements of Cash Flows for the four months ended April 30, 2007 and for the year ended December 31, 2006 and for the period April, 25, 2005 (inception) to December 31, 2005	F-6

Notes to Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Modbe, LLC.

We have audited the accompanying balance sheets of Modbe, LLC. (the “Company”) as of  April 30, 2007, December 31, 2006 and 2005, and the related statements of operations, members’ equity (deficit) and cash flows for the four months ending April 30, 2007 and for the year ending December 31, 2006 and  for the period April 25, 2005 (inception) to December 31, 2005.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board of the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Modbe, LLC. as of April 30, 2007, December 31, 2006 and 2005, and the results of its operations and its cash flows for the four months ending April 30, 2007and for the year ending December 31, 2006 and for the period April 25, 2005 (inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Child, VanWagoner and Bradshaw, PLLC

Child, VanWagoner and Bradshaw, PLLC

Kaysville, Utah

August 24, 2007

MODBE, LLC
BALANCE SHEET

	April 30,	December 31,
	2007	2006	2005
ASSETS
Current Assets
Cash and cash equivalents	$45,534	$58,843	$-
Accounts receivable, net	43,206	35,387	22,999
Inventories, net of allowance for obsolete inventory of
$24,021, $93,250 and $23,077, respectively	497,134	601,404	348,821
Other current assets (Note 1)	38,803	17,259	20,000
Total Current Assets	624,677	712,893	1,213,307
Total Assets	$624,677	$712,893	$1,213,307

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current Liabilities
Trade accounts payable	$423,055	$481,045	$273,223
Customer prepayments	39,199	58,345	8,891
Sales tax payable	20,362	5,619	4,468
Accrued interest payable	21,712	14,618	3,787
Related party notes payable	306,147	189,117	72,117
Current portion of long-term debt	20,004	50,034	-
Total Current Liabilities	830,479	798,778	362,486
Long-Term Liabilities
Long-term debt	129,911	61,663	-
Total Long-Term Liabilities	129,911	61,663	-
Total Liabilities	960,390	860,441	362,486

Commitments and Contingencies (Note 5 & 6)
Members' Equity (Deficit)
Member Contributions; 944,000 membership units issued and outstanding	55,100	55,100	100
Retained earnings (deficit)	(390,813)	(202,648)	29,234
Total Members' Equity (Deficit)	(335,713)	(147,548)	29,334
Total Liabilities and Members' Equity (Deficit)	$624,677	$712,893	$391,820

See Notes to Financial Statements

MODBE, LLC
STATEMENTS OF OPERATIONS

	For the four months ending April 30, 2007	For the year ending December 31, 2006	For the period April 25, 2005 (inception) to December 31, 2005

Net Sales	$1,055,822	$2,478,078	$979,534

Operating expenses
Cost of product sales	551,561	1,287,310	395,391
Sales and marketing	373,323	877,400	326,314
General and administrative	149,674	228,676	139,076
Other operating expenses	169,429	316,574	89,519

Total Operating Expenses	1,243,987	2,709,960	950,300

Net income (loss)	$(188,165)	$(231,882)	$29,234
Weighted average common shares outstanding	944,000	944,000	944,000
Net loss per common share	$(0.20)	$(0.25)	$0.03

See Notes to Financial Statements

MODBE, LLC
STATEMENTS OF MEMBERS' EQUITY (DEFICIT)
FOR THE PERIOD APRIL 25, 2005 (INCEPTION) TO DECEMBER 31, 2005 AND
FOR THE YEAR ENDING DECEMBER 31, 2006 AND FOR THE PERIOD ENDING APRIL 30, 2007

	Membership	Membership	Retained Earnings	Members' Equity
	Units	Contributions	(Deficit)	(Deficit)

Balance - April 25, 2005	-	$-	$-	$-
Membership units issued	944,000	100	-	100
Net Income	-	-	29,234	29,234

Balance - December 31, 2005	944,000	100	29,234	29,334
Capital contribution	-	55,000	-	55,000
Net Loss	-	-	(231,882)	(231,882)

Balance - December 31, 2006	944,000	55,100	(202,648)	(147,548)
Net Loss	-	-	(188,165)	(188,165)

Balance - April 30, 2007	944,000	$55,100	$(390,813)	$(335,713)

See Notes to Financial Statements

MODBE, LLC
STATEMENTS OF CASH FLOW

	For the four months ending April 30, 2007	For the year ending December 31, 2006	For the period April 25, 2005 (inception) to December 31, 2005
Cash flows from operating activities
Net Income (loss)	$(188,165)	$(231,882)	$29,234
Adjustments to reconcile net loss to net cash used in operating activities:
Inventory obsolescence	-	70,173	23,077
Changes in assets and liabilities
Trade accounts receivable	(7,819)	(12,388)	(22,999)
Inventories	104,270	(322,756)	(371,897)
Other current assets	(21,544)	2,741	(20,000)
Trade accounts payable	(57,990)	219,209	273,223
Sales tax payable	14,743	1,151	4,468
Customer prepayments	(19,146)	49,454	8,891
Accrued interest payable	7,094	10,832	3,786
Total adjustments	19,608	18,416	(101,451)
Net cash used in operating activities	(168,557)	(213,466)	(72,217)

Net cash provided by investing activities	-	-	-

Cash flows from financing activities
Member contributions	-	55,000	100
Proceeds from related party notes payable	127,000	167,000	72,117
Payments on related party notes payable	(40,000)	(50,000)	-
Proceeds from notes payable	-	30,030	-
Proceeds from SBA loans	75,000	100,000	-
Payments on SBA loans	(6,752)	(18,333)	-
Net cash provided by financing activities	155,248	283,697	72,217
Net decrease in cash and cash equivalents	(13,309)	70,231	-
Cash and cash equivalents at beginning of period	58,843	-	-
Cash and cash equivalents at end of period	$45,534	$70,231	$-

Supplemental disclosure of cash flow information

Cash paid during the period for interest	$5,094	$9,803	$-

See Notes to Financial Statements

MODBE, LLC

Notes to Financial Statements

April 30, 2007

NOTE 1:

ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

Modbe, LLC was incorporated on April 25, 2005 in the State of Utah.  Modbe, LLC. is referred to hereinafter as the “Company” or “Modbe”.  The Company is a direct sales fashion designer and merchandiser that designs hip fashions that flatter the body giving a feeling of comfort, confidence, and modesty.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results could differ from those estimates and assumptions.

Revenue Recognition

The Company’s revenue is generated primarily through sale of clothing and accessories.

The Company recognizes revenue using the guidance from SEC Staff Accounting Bulletin (SAB) 101, Revenue Recognition in Financial Statements.  Under these guidelines, the Company recognizes revenue when the following criteria are met: (1) persuasive evidence of an agreement exists; (2) delivery of the product has occurred; (3) the fee is fixed or determinable; (4) collectibility is reasonably assured; and (5) remaining obligations under the agreement are insignificant.  Revenue is recognized when products are shipped, which is when title and risk of loss pass to independent distributors who are the Company’s customers.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Trade Accounts Receivable

Accounts receivable are recorded when revenue is recognized.  Uncollectible accounts receivable are charged off when identified. Accounts receivable outstanding for more than 30 days are considered delinquent.

The Company maintains allowances for doubtful accounts for estimated losses that may result from the inability of customers to make required payments. Estimates are developed using standard quantitative measures based on customer payment practices and history, inquiries, credit reports from third parties and other financial information. If the financial condition of the Company’s customers were to deteriorate, resulting in impairment of their ability to make payments, additional allowances may be required.  During the four months ending April 30, 2007, and the years ending December 31, 2006 and 2005, bad debt expense totaled $538, $1,736 and $540, respectively.  Based on the company’s experience and policy regarding its potential charge-offs, the allowance for bad debt is considered immaterial for each of the respective periods.

Inventories

Inventories consist of finished clothing and accessories. Inventories are stated at the lower of cost (Weighted Average Cost method “WAC”) or market.  We review inventory in order to identify slow moving or obsolete merchandise and use markdowns to clear merchandise.  A valuation allowance is taken against inventory as it is determined that inventory is slow moving or obsolete.  As of April 30, 2007, December 31, 2006 and 2005, the balance of the allowance for obsolete inventory was $24,021, $93,250 and $23,077, respectively.  During the four months ending April 30, 2007 and for the years ended December 31, 2006 and 2005, obsolescence expense was $0, $70,173 and $23,077 respectively.

Customer Prepayments

Customer prepayments consist of payments received for product before the product has been shipped to the customer.  At the time of shipment, revenue is recognized.

MODBE, LLC

Notes to Financial Statements

April 30, 2007

Member Ownership

The Company has issued 944,000 membership units of the Company.  These units have been valued according to the amount of equity donated to the Company.

Income Taxes

The Company’s operating agreement indicates it will be operated in accordance with the provision of the Utah Limited Liability Company Act in order to be treated as a partnership for federal and state income tax purposes.  Consequently, the Company is not subject to income taxes because income or loss is allocated and taxed to each member of the Company according to their individual ownership percentage.

Fair Value of Financial Instruments

The carrying value of the Company’s cash and cash equivalents, trade accounts receivable and trade accounts payable approximates their fair values due to their short-term nature.  The carrying amount reported in the balance sheet for notes payable approximates its fair value because the interest rates on these instruments approximate current interest rates charged on similar current borrowings.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and requires enhanced disclosures about fair value measurements. SFAS 157 is effective for fiscal years that begin after November 15, 2007.  The Company is currently evaluating the potential effect of SFAS 157 on its financial statements.

In February 2007, FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”) was released. SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 will be effective for the Company beginning January 1, 2008. The Company is currently evaluating the potential effect of SFAS 159 on its financial statements.

NOTE 2:

LONG-TERM DEBT

Long-term debt consists of the following as of April 30, 2007, December 31, 2006 and 2005:

	April 30,	December 31,
	2007	2006	2005

Note payable to a bank, interest accrues at prime + 3.75%
payments of $1,667 monthly, matures January 2011,	$75,000	$81,667	$-
secured by company assets, personally guaranteed by owner

Note payable to a bank, interest accrues at prime + 10.25%
payments beginning January 24, 2009, matures January	74,915	-	-
2012, personnally guaranteed by owner

Note payable to an individual, interest accrues at 10% no
no monthly payments, due on demand, unsecured	-	30,030	-
Total Debt	149,915	111,697	-
Less current maturities	(20,004)	(50,034)	-

Long-term debt	$129,911	$61,663	$-

During January 2007, the individual to whom the note payable in the above table was due to became an owner of the Company and the note has been reclassified to related party notes payable.

MODBE, LLC

Notes to Financial Statements

April 30, 2007

Future maturities of long-term debt are as follows:

Year ending April 30,
2008	$20,004
2009	25,409
2010	43,055
2011	40,506
2012	20,941
Thereafter	-
Total	$149,915

NOTE 3:

RELATED PARTY NOTES PAYABLE

Related party notes payable consist of the following as of April 30, 2007, December 31, 2006 and 2005:

	April 30,		December 31,
	2007		2006		2005

Note payable to a former owner, interest accrues at 10% no
no monthly payments, due on demand, unsecured	$55,117		$95,117		$72,117

Note payable to a former owner, interest accrues at 10% no
no monthly payments, due on demand, unsecured	27,000		27,000		-

Note payable to an owner, interest accrues at 10% no
no monthly payments, due on demand, unsecured	164,000		67,000.00		-

Note payable to an owner, interest accrues at 10% no
no monthly payments, due on demand, unsecured	60,060		-		-
Total Debt	306,177		189,117		72,117
Less current maturities	(306,177)		(189,117)		(72,117)

Long-term debt	$-	$	.	$	.

NOTE 4:

MEMBERS’ EQUITY

On April 25, 2005, the Company was incorporated in the State of Utah and an initial contribution of $100 was made for the 944,000 membership units that were issued.  During the year ended December 31, 2006, an additional $55,000 of capital was contributed to the Company for no additional membership units.

NOTE 5:

COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office space under one operating lease agreement.  The lease expires on June 30, 2007 and calls for monthly payments of $5,092.  Total rent expense under operating leases was approximately $0, $36,900, and $20,369 for the years ended December 31, 2005, 2006 and for the four months ending April 30, 2007, respectively.

Other Agreements

On March 26, 2007, the Company entered into an agreement whereby the Company would be provided financial and marketing services. The terms of this agreement calls for payments of $12,500 per month beginning April 1, 2007 and continuing for six months. This contract automatically renews for six month periods unless written notice is given 30 days prior to the expiration of the six month period.

MODBE, LLC

Notes to Financial Statements

April 30, 2007

NOTE 6:

SUBSEQUENT EVENTS

On May 1, 2007, the Company issued 528,000 common membership units to a party who is assisting the Company in raising capital. As consideration for these membership units, the Company received cash in the amount of $805 or $0.00152 per membership unit. As a result of this purchase, the Company has recorded compensation expense of $2,639,195 or an amount that brings the value of the shares issued to $5.00 per unit.

On May 1, 2007, the Company issued 128,000 common membership units to a party who is assisting the Company in financial and marketing matters. As consideration for these membership units, the Company received cash in the amount of $195 or $0.00152 per membership unit. As a result of this purchase, the Company has recorded compensation expense of $639,805 or an amount that brings the value of the shares issued to $5.00 per unit.

On May 1, 2007, the Company paid $30,000 on an existing loan to a current membership partner.

On May 11, 2007, the Company entered into an agreement to purchase the membership interests of two partners.  As consideration for this purchase, the Company paid $40,000 on notes payable owed to one of the partners May 25, 2007, paid $8,513 on this member’s credit card on July 2, 2007 and is to pay off and close on or before September 30, 2007, the US Bank line of credit.  This agreement resulted in a forgiveness of debt to the Company of $51,000 which includes $17,000 of accrued interest.

On May 22, 2007, the Company entered into an agreement whereby the Company would enter into a revolving credit line in the amount of $250,000 from a shareholder. Interest on the line of credit accrues at 10% and the line of credit is due and payable December 31, 2008. This line of credit is personally guaranteed by the CEO of the Company and is secured by the assets of the Company. The Company is to pay accrued interest on the line of credit on a monthly basis beginning July 1, 2007. The Company will be in default under the terms of the note if it fails to make any payments on the accrued interest or principal balance of the note. The Company drew the full amount of the line on May 23, 2007.

During June 2007, the Company received money as part of a private placement. The Company received $70,000 and issued 14,000 membership units. The value of the units are $5.00 per share.

On June 22, 2007, the Company extended the lease on the property it is leasing. The lease is for a term of two years beginning July 1, 2007. The amount of the lease is $5,324 per month. The Company has an option to extend the lease for an additional year at $5,555 per month.

MODBE, INC. & SUBSIDIARY

Index to Consolidated Financial Statements

The following consolidated financial statements of Modbe, Inc. & Subsidiary, and the related statements thereto and independent registered public accounting firm report thereon:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders/Board of Directors

Modbe, Inc. & Subsidiary

We have audited the accompanying consolidated balance sheet of Modbe, Inc. & Subsidiary as of December 31, 2007 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended.  The Company’s management is responsible for these consolidated financial statements.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly we express no opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Modbe, Inc. as of December 31, 2007 and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has limited assets, has suffered losses from inception, negative cash flows from operations, and has a stockholders’ deficit at December 31, 2007, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Bouwhuis, Morrill & Company

Bouwhuis, Morrill & Company

Layton, Utah

November 30, 2008

MODBE, INC. & SUBSIDIARY
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2007

ASSETS
Current Assets
Cash and cash equivalents	$29,882
Inventories, net	718,523
Other current assets (Note 1)	205,501
Total Current Assets	953,906
Software and office equipment, net	24,139
Total Assets	$978,045

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current Liabilities
Bank overdraft (Note 1)	$29,093
Trade accounts payable	723,433
Customer prepayments	46,659
Sales tax payable	18,239
Accrued interest payable	33,942
Lines of credit	345,099
Related party notes payable	217,030
Current portion of long-term debt	42,875
Total Current Liabilities	1,456,370
Long-Term Liabilities
Long-term debt	189,868
Minority interest in subsidiary (Note 6)	832,246
Total Long-Term Liabilities	1,022,114
Total Liabilities	2,478,484

Commitments and Contingencies (Note 7)
Stockholder's Equity (Deficit) (Note 8)
Common stock; $0.0001 par value; 80,000,000 authorized, 1,802,535 shares issued and outstanding	180
Additional paid-in capital	56,189
Stock subscriptions receivable	(100,000)
Retained earnings (deficit)	(1,456,808)
Total Stockholders' Equity (Deficit)	(1,500,439)
Total Liabilities and Stockholders' Equity (Deficit)	$978,045

The accompanying notes are an integral part of these consolidated financial statements.

MODBE, INC. & SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007

Net Sales	$2,508,542

Cost of product sales	1,815,607

Gross Profit	692,935

Operating expenses
Sales and marketing	702,541
General and administrative	790,891
Other operating expenses	512,757
Gain on settlement of debt	(59,095)

Total Operating Expenses	1,947,094

Net Loss available to common shareholders	$(1,254,159)
Weighted average common shares outstanding	1,561,243
Net Loss per common share	$(0.80)

The accompanying notes are an integral part of these consolidated financial statements.

MODBE, INC. & SUBSIDIARY CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) FOR THE YEAR ENDED DECEMBER 31, 2007

	Common Stock		Additional Paid-In	Stock Subscription	Retained Earnings
	Shares	Amount	Capital	Receivable	(Deficit)

Balance - December 31, 2006	944,000	$94	$55,006	$-	$(202,649)

Issuance of common stock for cash 0.0015 per share	822,500	82	1,172	-	-
Issuance of common stock as inducement to enter into
a loan 0.0015 per unit	10,000	1	14	-	-
Issuance of common stock per anti-dilution agreement
at -0- per share	26,035	3	(3)	-	-
Stock subscription receivable	-	-	-	(100,000)	-

Net Loss - December 31, 2007	-	-	-	-	(1,254,159)

Balance - December 31,2007	1,802,535	$180	$56,189	$(100,000)	$(1,456,808)

The accompanying notes are an integral part of these consolidated financial statements.

MODBE, INC. & SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2007

Cash flows from operating activities
Net Loss	$(1,254,159)
Adjustments to reconcile net loss to net cash used in operating activities:
Inventory obsolescence	(28,904)
Changes in assets and liabilities
Inventories	(88,215)
Other current assets	(152,855)
Trade accounts payable	243,537
Sales tax payable	12,620
Customer prepayments	(12,837)
Accrued interest payable	19,324
Net cash used in operating activities	(1,261,489)
Cash flows from investing activities
Cash paid for office equipment	(24,139)
Net cash used in investing activities	(24,139)
Cash flows from financing activities
Change in bank overdraft	17,926
Proceeds from issuance of common stock	1,269
Proceeds from issuance of preferred units of subsidiary	732,246
Proceeds from related party notes payable	157,000
Payments on related party notes payable	(159,117)
Proceeds from notes payable	273,046
Payments on notes payable	(121,970)
Proceeds from lines of credit	350,000
Payments on lines of credit	(4,901)
Net cash provided by financing activities	1,245,499
Net decrease in cash and cash equivalents	(40,129)
Cash and cash equivalents at beginning of period	70,010
Cash and cash equivalents at end of period	$29,882

Supplemental disclosure of cash flow information

Cash paid for interest	$44,265
Cash paid for income taxes	$-
Non-cash investing financing activities:
Common shares issued as loan inducement	$15

The accompanying notes are an integral part of these consolidated financial statements.

MODBE, INC. & SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2007

NOTE 1:

ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

Modbe, Inc. was organized on April 25, 2005 in the State of Utah and subsequently reincorporated in the State of Nevada (Note 8). Modbe, Inc. is referred to hereinafter as the “Company” or “Modbe”. The Company is a direct sales fashion designer and merchandiser that designs hip fashions that flatter the body giving a feeling of comfort, confidence, and modesty.

Significant Accounting Policies

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements.  The financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.  The following policies are considered to be significant:

Accounting Method

The Company recognizes income and expenses based on the accrual method of accounting.  Accordingly, revenues are recognized when earned and expenses are recognized when incurred.  The Company has elected a calendar year-end.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results could differ from those estimates and assumptions.

Revenue Recognition

The Company’s revenue is generated primarily through sale of clothing and accessories.

The Company recognizes revenue using the guidance from SEC Staff Accounting Bulletin (SAB) 101, Revenue Recognition in Financial Statements.  Under these guidelines, the Company recognizes revenue when the following criteria are met: (1) persuasive evidence of an agreement exists; (2) delivery of the product has occurred; (3) the fee is fixed or determinable; (4) collectibility is reasonably assured; and (5) remaining obligations under the agreement are insignificant.  Revenue is recognized when products are shipped, which is when title and risk of loss pass to independent distributors who are the Company’s customers.

The majority of sales are paid for immediately prior to the product being shipped.  Occasionally, however, the Company writes-off amounts when customers make payments with a bad credit card or a check bounces and the amount cannot be recovered.   During the year ending December 31, 2007, the amount of the write-off totaled $4,809.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Inventories

Inventories consist of finished clothing and accessories. Inventories are stated at the lower of cost (Weighted Average Cost method “WAC”) or market.  We review inventory in order to identify slow moving or obsolete merchandise and use markdowns to clear merchandise.  A valuation allowance is taken against inventory as it is determined that inventory is slow moving or obsolete.  As of December 31, 2007, the balance of the allowance for obsolete inventory was $64,346. During the year ended December 31, 2007, obsolescence expense was $57,352. Freight costs relating to receipt and shipments of inventory are included in cost of product sales.

MODBE, INC. & SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2007

NOTE 1:

ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Other Current Assets

Other current assets consists of the following as of December 31, 2007:

Other current assets
Security Deposits	$4,138
Worker’s comp insurance	1,363
Marina West, Manufacturer	200,000
Total current assets	$205,501

Fixed Assets

Fixed assets consists of computer software and office equipment and is stated at cost. Depreciation is computed primarily using the straight-line method based on estimated useful lives of 3 years. Betterments and improvements are capitalized over their estimated useful lives whereas repairs and maintenance expenditures on the assets are charged to expense as incurred.  All capital expenditures greater than or equal to $1,000 are capitalized and depreciated over their estimated useful lives. To date there has been no depreciation expense as the assets have been purchased, but not yet placed in service.  The cost of the software is $12,135 and the office equipment is $12,004.

Asset Class	Life	2007
Office Equipment	3 Years	$12,004
Computer Software	3 Years	12,135
Less - Accumulated Depreciation		-
Net Property and Equipment		$24,139

Customer Prepayments

Customer prepayments consist of payments received for product before the product has been shipped to the customer.  At the time of shipment, revenue is recognized.

Interest Expense

During the year ended December 31, 2007, interest expense primarily related to notes and loans payable was $63,589.

Income Taxes

The Company was initially organized as a “limited liability company” in the State of Utah whereby all items of income and losses pass through to the individual shareholders for federal and state income tax purposes.  As a result, no provisions have been made for income taxes in the accompanying consolidated financial statements.  Subsequently, in August 2008, the Company changed its organizational status and reincorporated as a Nevada corporation at that time (see Note 8).

Fair Value of Financial Instruments

The carrying value of the Company’s cash and cash equivalents and trade accounts payable approximates their fair values due to their short-term nature.  The carrying amount reported in the balance sheet for notes payable approximates its fair value because the interest rates on these instruments approximate current interest rates charged on similar current borrowings.

MODBE, INC. & SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2007

NOTE 1:

ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No.159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 159”). SFAS No. 159 permits an entity to choose to measure many financial instruments and certain items at fair value. The objective of this standard is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reporting earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. Entities will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted. We are currently evaluating the impact that the adoption of SFAS No. 159 will have on our financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) replaces SFAS No. 141, “Business Combinations”, but retains the requirement that the purchase method of accounting for acquisitions be used for all business combinations. SFAS 141(R) expands on the disclosures previously required by SFAS 141, better defines the acquirer and the acquisition date in a business combination, and establishes principles for recognizing and measuring the assets acquired (including goodwill), the liabilities assumed and any non-controlling interests in the acquired business. SFAS 141(R) also requires an acquirer to record an adjustment to income tax expense for changes in valuation allowances or uncertain tax positions related to acquired businesses. SFAS 141(R) is effective for all business combinations with an acquisition date in the first annual period following December 15, 2008; early adoption is not permitted. The impact of SFAS 141(R) will have on our financial statements will depend on the nature and size of acquisitions we complete after we adopt SFAS 141(R).

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51” (SFAS 160). SFAS 160 requires that non-controlling (or minority) interests in subsidiaries be reported in the equity section of the company’s balance sheet, rather than in a mezzanine section of the balance sheet between liabilities and equity. SFAS 160 also changes the manner in which the net income of the subsidiary is reported and disclosed in the controlling company’s income statement. SFAS 160 also establishes guidelines for accounting for changes in ownership percentages and for deconsolidation. SFAS 160 is effective for financial statements for fiscal years beginning on or after December 1, 2008 and interim periods within those years; early adoption is not permitted. The adoption of SFAS 160 is not expected to have a material impact on our financial position, results of operations or cash flows.

Net Loss Per Common Share

Net loss per common share is computed based on the weighted-average number of common shares and, as appropriate, dilutive common share equivalents outstanding during the period in accordance with SFAS No. 128, Earnings Per Share.  Basic net loss per common share is the amount of net loss for the period available to each common share outstanding during the reporting period.  Diluted net loss per common share is the amount of net loss for the period available to each common share outstanding during the reporting period and to each share that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares outstanding during the period.  At December 31, 2007 the basic and diluted net loss per common share are the same as there are no common share equivalents outstanding.

Net loss (numerator)	$(1,254,159)
Weighted average common shares outstanding (denominator)	1,561,243
Net loss per common share amount	$(0.80)

MODBE, INC. & SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2007

NOTE 1:

ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Checks written in excess of cash in bank

Under the Company’s cash management system, checks issued but not presented to banks may result in overdraft balances for accounting purposes.  Additionally, at times banks may temporarily lend funds to the Company by paying out more funds than are in the Company’s account.  These overdrafts are included as a current liability in the balance sheet.

Principles of Consolidation

The consolidated financial statements include the accounts of Modbe, Inc. and its wholly-owned subsidiary Modbe, LLC.  All significant intercompany accounts and transactions have been eliminated in the consolidation.

NOTE 2:

GOING CONCERN CONSIDERATIONS

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company sustained losses of $1,254,159 for the year ended December 31, 2007 and had negative cash flows from operations of $1,261,489. As of December 31, 2007, the Company had an accumulated deficit of $1,456,808, a working capital deficit of $502,464 and a total stockholders’ deficit of $668,193. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financing requirements on a continuing basis, to maintain or replace present financing, to acquire additional capital from investors, and to succeed in its future operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence. In order to mitigate the risks relative to the Company’s ability to continue as a going concern, the Company intends to aggressively pursue additional fashion consultants to sell their product and increase sales thru the existing fashion consultants and to pursue additional debt and/or equity financing. There can be no assurance that management’s plans will materialize, be successful or be on terms acceptable to the Company.

NOTE 3:

LINES OF CREDIT

On May 22, 2007, the Company entered into an agreement whereby the Company would enter into a revolving credit line in the amount of $250,000 from a shareholder.  Interest on the line of credit accrues at 10% and the line of credit is due and payable December 31, 2009.  This line of credit is personally guaranteed by the CEO of the Company and is secured by the assets of the Company.  The Company drew the full amount of the line on May 23, 2007.

On August 9, 2007, the Company entered into an agreement with a bank for a line of credit.  The Company borrowed $100,000 under the line.  Interest accrues on the line of credit at 11.75%.  The Company is making monthly payments on the line and at December 31, 2007 owed $95,099 on the line.

MODBE, INC. & SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2007

NOTE 4:

LONG-TERM DEBT

Long-term debt consists of the following as of December 31, 2007:

2007

Note payable to a bank, interest at prime+3.75%,
payments of $1,667 monthly, matures January 2011,
secured by company assets, personally guaranteed by CEO	$61,667

Note payable to a bank, interest at prime+2%, monthly
payments beginning January 24, 2009, matures January
2012, personally guaranteed by CEO	74,915

Financing agreement, payable for 36 months, interest at 20.4%,
monthly payment of $2,431, matures November 2010	50,185

Financing agreement, payable for 36 months, interest at 20.4%,
monthly payment of $1,792, matures November 2010	45,976
Total Debt	$232,743
Less current maturities	-

Long-term debt	$232,743

Future maturities of long-term debt are as follows:

Year Ending December 31,
2008	$42,875
2009	79,769
2010	78,666
2011	28,992
2012	2,441
Thereafter	-
Total	$232,743

NOTE 5:

RELATED PARTY NOTES PAYABLE

Related party notes payable consist of the following as of December 31, 2007:

2007

Note payable to a unit holder, interest at 10%,
due on demand, unsecured	$30,030

Note payable to a officer, interest at 10%,
due on demand, unsecured	187,000
Total debt	217,030
Less current maturities	(217,030)
Long-term debt	$-

MODBE, INC. & SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2007

NOTE 6:

STOCKHOLDERS’ EQUITY

On May 1, 2007, the Company issued 528,000 common shares to a related party who is assisting the Company in financial matters. As consideration for these shares, the Company received cash in the amount of $805 or $0.00152 per share.

On May 1, 2007, the Company issued 128,000 common shares to a related party who is assisting the Company in financial and marketing matters.  As consideration for these shares, the Company received cash in the amount of $195 or $0.00152 per share.

On October 5, 2007, the Company entered into an agreement with investors whereby the investors would issue the Company a short term loan of $100,000.  Interest accrued on the note at the rate of 15%.  The Company paid the note in full on November 14, 2007.  As an inducement to loan the Company the funds, the Company issued 10,000 common shares to the investors.  The Company recorded $15 of compensation expense or an amount equivalent to $0.00152 per share.

On November 1, 2007, the Company issued 26,035 common shares pursuant to an anti-dilution agreement it had in place with two investors.  The shares were issued were issued at $-0- per share.

Preferred Stock

The company has authorized preferred of 20,000,000 shares, but has not designated any preferences as of the date of the balance sheet.

Private Placement

From June thru December 2007, the Company (Utah LLC) raised money under the terms of a Private Placement Memorandum (“PPM”). Under the terms of the PPM each investor received one preferred unit and one common unit for each $5.00 invested. The Company raised $832,500 under the terms of the PPM and issued 166,500 preferred units and 166,500 common units. Of the monies received, $832,246 or $4.9985 was attached to the preferred units and $254 or $0.0015 was attached to the common units. The preferred units accrue cumulative dividends at the rate of 12%, are redeemable at the option of the company at $5.00 per unit and have no voting rights. The preferred units have liquidation preference over the common units.  Beginning January 1, 2008, on a quarterly basis, the company is to set aside of minimum of 25% of their operating profits for redemption of the preferred units.  The intention is to not pay dividends on the preferred units until they are redeemed.  The common units have registration rights and are subject to a lock up/leak out agreement whereby the owner of the common units is restricted in the selling of their units.  The terms of the restrictions are that the owner of the units, beginning three years from the date of the issuance of a ticker symbol, may only sell one-twelfth (1/12) per month of the original holdings at the commencement of trading and may not be sold for less than $5.00 per unit.

The common units were subsequently exchanged for common shares in the Nevada Corporation upon consummating the reincorporation transaction (see Note 8).  The preferred units were not included in the share exchange transaction and remain as preferred units of Modbe, LLC (Utah LLC), a wholly-owned subsidiary of Modbe, Inc.

Minority Interest

The Company has presented on its balance sheet a minority interest for its subsidiary’s outstanding preferred units. The subsidiary Modbe, LLC (Utah) has 166,500 units of 12% cumulative redeemable preferred units outstanding at December 31, 2007 (see Note 8).  As there are no minority shareholders of its common units no amount is presented in the statement of operations for a minority interest in the subsidiaries losses.

Dividends in Arrears

The subsidiary’s preferred unit dividends are cumulative.  As of December 31, 2007, the Company had not declared or paid any preferred unit dividends and had $18,324 of undeclared dividends in arrears.

MODBE, INC. & SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2007

NOTE 7:

COMMITMENTS AND CONTINGENCIES

Leases

On June 18, 2007, the Company entered into a lease agreement for facilities.  Under the terms of the agreement, the Company leased the space for a term of two years commencing June 1, 2007.  Monthly rent is equal to $5,324 per month plus operating expenses of $578 per month.  At the end of the initial lease term the Company has an option to extend the lease for one year by notifying the landlord by written notice ninety days prior to the expiration of the lease.  If the Company extends the lease, base rent will be $5,555 per month.  The Total rent expense under operating leases was approximately $65,500 for the year ended December 31, 2007.

Future minimum lease payments are as follows:

Year Ending December 31,
2008	$70,828
2009	29,512
Thereafter	-
Total	$100,340

Other Agreements

On March 26, 2007, the Company entered into an agreement whereby the Company would be provided financial and marketing services.  The terms of this agreement calls for payments of $12,500 per month beginning April 1, 2007 and continuing for six months.  This contract automatically renews for six month periods unless written notice is given 30 days prior to the expiration of the six month period.  This agreement terminates effective January 31, 2008.

NOTE 8:

SUBSEQUENT EVENTS

On August 4, 2008, the Company reincorporated into the State of Nevada by filing with the state a Certificate of Merger whereby Modbe, LLC (Utah) merged with and into Modbe, Inc. (Nevada) (which was incorporated for this purpose on February 21, 2008) pursuant to a Share Exchange Agreement dated February 29, 2008.  Modbe, Inc. (Nevada) has authorized 100,000,000 shares of $0.0001 par value common stock and -0- shares of preferred stock (however, Modbe, LLC (Utah) has 166,500 preferred units issued and outstanding at December 31, 2007).  As part of the merger Modbe, Inc. (Nevada) acquired all of the issued and outstanding common units of Modbe, LLC (Utah) on a 1-for-1 basis for a total of 2,191,232 common shares of Modbe, Inc. (Nevada) issued upon reincorporation making Modbe, LLC (Utah) a wholly owned subsidiary of Modbe, Inc. (Nevada).  None of Modbe, LLC’s (Utah) 166,500 preferred units were converted or exchanged as part of the reincorporation transaction.  All references to shares issued and outstanding in the financial statements have been retroactively restated to reflect the effects of this change in capital structure.

MODBE, INC. & SUBSIDIARY

Index to Consolidated Financial Statements

The following consolidated financial statements of Modbe, Inc. & Subsidiary, and the related statements thereto:

Consolidated Balance Sheets as of September 30, 2008 and 2007 (unaudited)	F-25

Consolidated Statements of Operation for the nine months ended September 30, 2008 and 2007 (unaudited)	F-26

Consolidated Statements of Cash Flows for the nine months ended September 30, 2008 and 2007 (unaudited)	F-27

Notes to Consolidated Financial Statements (unaudited)	F-28

MODBE, INC. & SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF SEPTEMBER 30, 2008 AND 2007

	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$15,483	$46,865
Accounts receivable, net	46,530	43,992
Inventories, net	994,588	1,052,644
Other current assets (Note 1)	52,222	69,805
Total Current Assets	1,108,822	1,213,307
Office equipment, net	8,580	12,135
Total Assets	$1,117,402	$1,225,441

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current Liabilites
Bank overdraft (Note 1)	$5,021	$18,644
Trade accounts payable	625,173	973,538
Customer prepayments	85,369	86,815
Sales tax payable	12,261	16,133
Accrued interest payable	40,715	22,232
Lines of credit	97,080	348,010
Related party notes payable	202,030	217,030
Current portion of long-term debt	72,047	20,000
Total Current Liabilities	1,139,694	1,682,401
Long-Term Liabilities
Long-term debt	131,320	121,582
Minority interest in subsidiary (Note 6)	1,331,263	203,451
Total Long-Term Liabilities	1,462,583	345,033
Total Liabilities	2,602,277	2,027,434

Commitments and Contingencies (Note 7)
Stockholder's Equity (Deficit)
Common stock; $0.0001 par value; 80,000,000 shares authorized,
2,191,232 and 1,660,000 shares issued and outstanding, respectively	219	166
Additional paid-in capital	56,733	55,995
Retained earnings (deficit)	(1,541,827)	(858,154)
Total Stockholders' Equity (Deficit)	(1,484,875)	(801,993)
Total Liabilities and Stockholders' Equity (Deficit)	$1,117,402	$1,225,441

The accompanying notes are an integral part of these consolidated financial statements.

MODBE, INC. & SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

	2008	2007

Net Sales	$2,455,541	$1,939,416

Cost of product sales	1,022,778	1,353,219
		.
Gross Profit	1,432,763	586,197

Operating expenses
Sales and marketing	786,882	374,873
General and administrative	375,780	589,260
Other operating expenses	376,597	333,151

Total Operating Expenses	1,539,259	1,297,285

Other Income
Forgiveness of debt	-	59,096

Net loss available to common shareholders	$(85,019)	$(655,504)
Weighted average common shares outstanding	1,639,034	1,320,213
Net loss per common share	$(0.05)	$(0.50)

The accompanying notes are an integral part of these consolidated financial statements.

MODBE, INC. & SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

	2008	2007
Cash flows from operating activities
Net Loss	$(85,019)	$(655,504)
Adjustments to reconcile net loss to net cash used in operating activities:
Inventory Obsolescence	21,666	(80,801)
Depreciation expense	3,424	-
Common stock issued for expenses	873	-
Changes in assets and liabilities
Inventories	(297,730)	(370,440)
Other current assets	106,749	(61,152)
Trade accounts payable	(98,599)	493,645
Sales tax payable	(5,978)	10,514
Customer prepayments	38,710	27,319
Accrued interest payable	6,773	7,613
Net cash used in operating activities	(309,131)	(628,807)
Cash flows from investing activities
Acquisitions of software	-	(12,135)
Disposition of software	12,135	-
Net cash provided by investing activities	12,135	(12,135)
Cash flows from financing activities
Change in bank overdraft	(24,072)	7,477
Proceeds from issuance of common stock	49	1,061
Proceeds from issuance of preferred units of subsidiary	599,016	203,451
Proceeds from related party notes payable	-	157,000
Payments to related party notes payable	(15,000)	(159,117)
Proceeds from noted payable	-	173,046
Payments to notes payable	(29,376)	(113,131)
Proceeds from lines of credit	4,900	350,000
Payments to lines of credit	(252,919)	(1,990)
Net cash provided by financing activities	282,597	617,797
Net decrease in cash and cash equivalents	(14,399)	(23,145)
Cash and cash equivalents at beginning of period	29,882	70,010
Cash and cash equivalents at end of period	$15,483	$46,865

Supplemental disclosure of cash flow information

Cash paid for interest	$15,340	$13,838
Cash paid for income taxes	$-	$-
Non-cash investing financing activities:
Forgiveness of debt - interest payable	$21,477	$59,096
Common stock issued for debt	$89	$-

The accompanying notes are an integral part of these consolidated financial statements.

MODBE, INC. & SUBSIDIARY

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1:

ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

Modbe, Inc. was organized on April 25, 2005 in the State of Utah prior to reincorporating into the State of Nevada in August 2008.  Modbe, Inc. is referred to hereinafter as the “Company” or “Modbe”.  The Company is a direct sales fashion designer and merchandiser that designs hip fashions that flatter the body giving a feeling of comfort, confidence, and modesty.

On August 4, 2008, the Company reincorporated into the State of Nevada by filing with the state a Certificate of Merger whereby Modbe, LLC (Utah) merged with and into Modbe, Inc. (Nevada) (which was incorporated for this purpose on February 21, 2008) pursuant to a Share Exchange Agreement dated February 29, 2008.  Modbe, Inc. (Nevada) has authorized 100,000,000 shares of $0.0001 par value common stock and -0- shares of preferred stock (however, Modbe, LLC (Utah) has preferred units issued and outstanding).  As part of the merger Modbe, Inc. (Nevada) acquired all of the issued and outstanding common units of Modbe, LLC (Utah) on a 1-for-1 basis for a total of 2,191,232 common shares of Modbe, Inc. (Nevada) issued upon reincorporation making Modbe, LLC (Utah) a wholly owned subsidiary of Modbe, Inc. (Nevada).  None of Modbe, LLC’s (Utah) preferred units were converted or exchanged as part of the reincorporation transaction.  All references to shares issued and outstanding in the financial statements have been retroactively restated to reflect the effects of this change in capital structure.

Significant Accounting Policies

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements.  The financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.  The following policies are considered to be significant:

Accounting Method

The Company recognizes income and expenses based on the accrual method of accounting.  Accordingly, revenues are recognized when earned and expenses are recognized when incurred.  The Company has elected a calendar year-end.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results could differ from those estimates and assumptions.

Revenue Recognition

The Company’s revenue is generated primarily through sale of clothing and accessories.

The Company recognizes revenue using the guidance from SEC Staff Accounting Bulletin (SAB) 101, Revenue Recognition in Financial Statements.  Under these guidelines, the Company recognizes revenue when the following criteria are met: (1) persuasive evidence of an agreement exists; (2) delivery of the product has occurred; (3) the fee is fixed or determinable; (4) collectibility is reasonably assured; and (5) remaining obligations under the agreement are insignificant.  Revenue is recognized when products are shipped, which is when title and risk of loss pass to independent distributors who are the Company’s customers.

The majority of sales are paid for immediately prior to the product being shipped.  Occasionally, however, the Company writes-off amounts when customers make payments with a bad credit card or a check bounces and the amount cannot be recovered.   During 9 months ending September 30, 2008 and 2007, the amount of the write-off totaled $4,809 and $ 2,652, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

MODBE, INC. & SUBSIDIARY

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1:

ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventories

Inventories consist of finished clothing and accessories. Inventories are stated at the lower of cost (Weighted Average Cost method “WAC”) or market.  We review inventory in order to identify slow moving or obsolete merchandise and use markdowns to clear merchandise.  A valuation allowance is taken against inventory as it is determined that inventory is slow moving or obsolete.  As of September 30, 2008 the balance for obsolete inventory was $72,107 and total obsolete inventory expense was $18,885.  As of September 30, 2007 the balance for obsolete inventory was $12,449 and total obsolete inventory expense was $5,455.  Freight costs relating to receipt and shipments of inventory are included in cost of product sales.

Other Current Assets

Other currents assets consist of the following for the nine months ended September 30, 2008 and 2007:

Other current assets	2008	2007

Security Deposits	$5,140	$6,076
Manufacturer Deposits	-	63,729
Worker’s comp insurance	2,390	-
Software Maintenance	2,733	-
General Insurance	1,398	-
Akia, manufacturer	39,580	-
Wells Fargo, Credit Card	400	-
N/R, employee	582	-
Total current assets	$52,222	$69,805

Fixed Assets

Fixed assets consist of computer software and office equipment and are stated at cost. Depreciation is computed primarily using the straight-line method based on estimated useful lives of 3 years. Betterments and improvements are capitalized over their estimated useful lives whereas repairs and maintenance expenditures on the assets are charged to expense as incurred.  All capital expenditures greater than or equal to $1,000 are capitalized and depreciated over their estimated useful lives.  As of September 30, 2008, the accumulated depreciation for fixed assets was $3,424. The cost of the office equipment is $12,004.  As of September 30, 2007, there has been no depreciation as the asset has not yet been put into service.

Asset Class	Life	2008	2007
Software	5 Years	$-	$12,135
Office Equipment	3 Years	12,004	-
Less - Accumulated Depreciation		3,424	-
Net Property and Equipment		$8,580	$12,135

Customer Prepayments

Customer prepayments consist of payments received for product before the product has been shipped to the customer.  At the time of shipment, revenue is recognized.

Interest Expense

Interest expense for the nine months ending September 30, 2008 and 2007, was $56,056 and $38,423, respectively.

MODBE, INC. & SUBSIDIARY

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1:

ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards Board (SFAS) No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which differences are expected to reverse. In accordance with the provisions of SFAS No. 109, a valuation allowance would be established to reduce deferred tax assets if it were more likely than not that all or some portion of such deferred tax assets would not be realized.

At September 30, 2008, the Company had net operating loss carryforwards of approximately $85,000, which may be offset against future taxable income through 2027. No tax benefits have been reported in the financial statements because the potential tax benefits of the net operating loss carryforwards are offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to its future use by the Company.

Fair Value of Financial Instruments

The carrying value of the Company’s cash and cash equivalents and trade accounts payable approximates their fair values due to their short-term nature.  The carrying amount reported in the balance sheet for notes payable approximates its fair value because the interest rates on these instruments approximate current interest rates charged on similar current borrowings.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 159”). SFAS No. 159 permits an entity to choose to measure many financial instruments and certain items at fair value. The objective of this standard is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reporting earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. Entities will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted. We are currently evaluating the impact that the adoption of SFAS No. 159 will have on our financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) replaces SFAS No. 141, “Business Combinations”, but retains the requirement that the purchase method of accounting for acquisitions be used for all business combinations. SFAS 141(R) expands on the disclosures previously required by SFAS 141, better defines the acquirer and the acquisition date in a business combination, and establishes principles for recognizing and measuring the assets acquired (including goodwill), the liabilities assumed and any non-controlling interests in the acquired business. SFAS 141(R) also requires an acquirer to record an adjustment to income tax expense for changes in valuation allowances or uncertain tax positions related to acquired businesses. SFAS 141(R) is effective for all business combinations with an acquisition date in the first annual period following December 15, 2008; early adoption is not permitted. The impact of SFAS 141(R) will have on our financial statements will depend on the nature and size of acquisitions we complete after we adopt SFAS 141(R).

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements-an amendment of ARB No. 51” (SFAS 160). SFAS 160 requires that non-controlling (or minority) interests in subsidiaries be reported in the equity section of the company’s balance sheet, rather than in a mezzanine section of the balance sheet between liabilities and equity. SFAS 160 also changes the manner in which the net income of the subsidiary is reported and disclosed in the controlling company’s income statement. SFAS 160 also establishes guidelines for accounting for changes in ownership percentages and for deconsolidation. SFAS 160 is effective for financial statements for fiscal years beginning on or after December 1, 2008 and interim periods within those years; early adoption is not permitted. The adoption of SFAS 160 is not expected to have a material impact on our financial position, results of operations or cash flows.

MODBE, INC. & SUBSIDIARY

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1:

ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Net Loss Per Common Share

Net loss per common share is computed based on the weighted-average number of common shares and, as appropriate, dilutive common share equivalents outstanding during the period in accordance with SFAS No. 128, Earnings Per Share.  Basic net loss per common share is the amount of net loss for the period available to each common share outstanding during the reporting period.  Diluted net loss per common share is the amount of net loss for the period available to each common share outstanding during the reporting period and to each share that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares outstanding during the period.  At September 30, 2008 and 2007 the basic and diluted net loss per common share are the same as there are no common share equivalents outstanding.

Net Loss Per Common Share (Continued)

	2008	2007
Net loss (numerator)	$(85,019)	$(655,504)
Weighted average common shares outstanding (denominator)	1,639,034	1,320,213

Net loss per common share amount	$(0.05)	$(0.50)

Checks written in excess of cash in bank

Under the Company’s cash management system, checks issued but not presented to banks may result in overdraft balances for accounting purposes.  Additionally, at times banks may temporarily lend funds to the Company by paying out more funds than are in the Company’s account.  These overdrafts are included as a current liability in the balance sheet.

Principles of Consolidation

The consolidated financial statements include the accounts of Modbe, Inc. and its wholly-owned subsidiary Modbe, LLC.  All significant inter-company accounts and transactions have been eliminated in the consolidation.

NOTE 2:

GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company sustained losses of $85,019 for the nine months ended September 30, 2008 and had negative cash flows from operations of $309,131. As of September 30, 2008, the Company had an accumulated deficit of $1,541,827, a working capital deficit of $30,872 and a total stockholders’ deficit of $1,484,875. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financing requirements on a continuing basis, to maintain or replace present financing, to acquire additional capital from investors, and to succeed in its future operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence. In order to mitigate the risks relative to the Company’s ability to continue as a going concern, the Company intends to aggressively pursue additional fashion consultants to sell their product and increase sales thru the existing fashion consultants and to pursue additional debt and/or equity financing. There can be no assurance that management’s plans will materialize, be successful or be on terms acceptable to the Company.

MODBE, INC. & SUBSIDIARY

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 3:

LINES OF CREDIT

On May 22, 2007, the Company entered into an agreement whereby the Company would enter into a revolving credit line in the amount of $250,000 from a shareholder.  Interest on the line of credit accrues at 10% and the line of credit is due and payable December 31, 2009.  This line of credit is personally guaranteed by the CEO of the Company and is secured by the assets of the Company.  The Company drew the full amount of the line on May 23, 2007.  Concerning this debt, the line of credit was split into two amounts, $166,667 was converted to common stock, leaving a balance on the line of $83,333 paid in part from February 2008 to the present. As of September 30, 2008 and 2007, the line of credit balance is $5,833 and $250,000, respectively.

On August 9, 2007, the Company entered into an agreement with a bank for a line of credit.  The Company borrowed $100,000 under the line.  Interest accrues on the line of credit at 11.75%.  The Company is making monthly payments on the line.  As of September 30, 2008 and September 30, 2007, the balances are $91,247 and $97,860, respectively.

NOTE 4:

LONG-TERM DEBT

Long-term debt consists of the following as of September 30, 2008 and 2007:

	2008	2007
Note payable to a bank, interest at prime+3.75%,
payments of $1,667 monthly, matures January 2011,
secured by company assets, personally guaranteed by CEO	$46,667	$66,667

Note payable to a bank, interest at prime+2%, monthly
payments beginning January 24, 2009, matures January
2012, personally guaranteed by CEO	74,778	74,915

Financing agreement, payable for 36 months, interest at 20.4%,
monthly payment of $2,431, matures November 2010	44,523	-

Financing agreement, payable for 36 months, interest at 20.4%,
monthly payment of $1,792, matures November 2010	37,398	-

Total Debt	203,367	141,582
Less current maturities	72,047	20,000

Long-term debt	$131,320	$121,582

Future maturities of long-term debt are as follows:

2009		$72,047
2010		80,408
2011		41,437
2012		8,919
Thereafter		556
Total	$	$ 203,367

MODBE, INC. & SUBSIDIARY

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 5:

RELATED PARTY NOTES PAYABLE

Related party notes payable consist of the following as of September 30, 2008 and 2007:

	2008	2007
Note payable to a unit holder, interest at 10%,
due on demand, unsecured	$30,030	30,030

Note payable to a officer, interest at 10%,
due on demand, unsecured	172,000	187,000
Total debt	202,030	217,030
Less current maturities	(202,030)	(217,030)
Long-term debt	$-	-

NOTE 6:

STOCKHOLDERS’ EQUITY

Preferred Stock

The Company has authorized preferred stock of 20,000,000 shares, but has not designated any preferences as of the date of the balance sheet.

Private Placement

From June thru December 2007, the Company (Utah LLC) raised money under the terms of a Private Placement Memorandum (“PPM”).  Under the terms of the PPM each investor received one preferred unit and one common unit for each $5.00 invested.  Of the monies received, $4.9985 was attached to the preferred units and $0.0015 was attached to the common units.  The preferred units accrue cumulative dividends at the rate of 12%, are redeemable at the option of the company at $5.00 per unit and have no voting rights. The preferred units have liquidation preference over the common units.  Beginning January 1, 2008, on a quarterly basis, the company is to set aside of minimum of 25% of their operating profits for redemption of the preferred units.  The intention is to not pay dividends on the preferred units until they are redeemed.  The common units have registration rights and are subject to a lock up/leak out agreement whereby the owner of the common units is restricted in the selling of their units. The terms of the restrictions are that the owner of the units, beginning three years from the date of the issuance of a ticker symbol, may only sell one-twelfth (1/12) per month of the original holdings at the commencement of trading and may not be sold for less than $5.00 per unit.

The common units were exchanged for common shares in the Nevada Corporation upon consummating the reincorporation transaction (see Note 1).  The preferred units were not included in the share exchange transaction and remain as preferred units of Modbe, LLC (Utah LLC), a wholly-owned subsidiary of Modbe, Inc.

Minority Interest

The Company has presented on its balance sheet a minority interest for its subsidiary’s outstanding preferred units. As there are no minority shareholders of its common units no amount is presented in the statement of operations for a minority interest in the subsidiaries losses.

Dividends in Arrears

The subsidiary’s preferred unit dividends are cumulative.  As of September 30, 2008 and 2007, the Company had not declared or paid any preferred unit dividends and had $143,465 and $10,631 of undeclared dividends in arrears, respectively.

MODBE, INC. & SUBSIDIARY

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 7:

COMMITMENTS AND CONTINGENCIES

Leases

On June 18, 2007, the Company entered into a lease agreement for facilities.  Under the terms of the agreement, the Company leased the space for a term of two years commencing June 1, 2007.  Monthly rent is equal to $5,324 per month plus operating expenses of $578 per month.  At the end of the initial lease term the Company has an option to extend the lease for one year by notifying the landlord by written notice ninety days prior to the expiration of the lease.  If the Company extends the lease, base rent will be $5,555 per month.  The total rent expense for the nine months ended as of September 30, 2008 and 2007 was $53,121 and $47,913, respectively.

Leases mature as follows for the periods ending September 30, 2008:

2008	$17,707
2009	29,512
Thereafter	-
Total	$47,219

Other Agreements

On March 26, 2007, the Company entered into an agreement whereby the Company would be provided financial and marketing services.  The terms of this agreement calls for payments of $12,500 per month beginning April 1, 2007 and continuing for six months.  This contract automatically renews for six month periods unless written notice is given 30 days prior to the expiration of the six month period.  This agreement terminated effective January 31, 2008.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	4
RISK FACTORS	5
USE OF PROCEEDS	11
SELLING STOCKHOLDERS	11
DETERMINATION OF OFFERING PRICE	12
DIVIDEND POLICY	12
MARKET FOR SECURITIES	14
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	15
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS	15
DESCRIPTION OF CAPITAL STOCK	16
DESCRIPTION OF BUSINESS	18
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	22
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	24
LEGAL MATTERS	24
EXPERTS	24
WHERE YOU CAN FIND MORE INFORMATION	24
INDEX TO FINANCIAL STATEMENTS	F-1

Dealer Prospectus Delivery Obligation

Until ____________ [date] all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The selling stockholders are offering and selling shares of our common stock only to those persons and in those jurisdictions where these offers and sales are permitted.

You should rely only on the information contained in this prospectus, as amended and supplemented from time to time. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery or of any sale of shares. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has not been a change in our affairs since the date hereof.

This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes information and documents in a manner we believe to be accurate, but we refer you to the actual documents or the agreements we entered into for additional information of what we discuss in this prospectus.

Financial Information:

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth costs and expenses payable by us in connection with the sale of common shares being registered. All amounts except the SEC filing fee are estimates.

SEC registration fee	$89.27
Accounting fees and expenses	10,000.00
Legal fees and expenses	18,500.00
Miscellaneous	111.73

Total	$28,700.00

The foregoing are estimates only.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended, provides to the fullest extent permitted by Nevada law, that our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate the right of us and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior, except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Securities Act) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, we willfulness in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

In the past three years, we have issued and sold securities not registered under the Securities Act of 1933, as amended, as follows:

During 2007 and 2008, Modbe, L.L.C., a Utah limited liability company raised money under the terms of a Private Placement Memorandum (“PPM”).  Under the terms of the PPM each investor received one preferred unit and one common unit for each $5.00 invested.  The Company raised $1,331,662 under the terms of the PPM and issued 300,832 preferred units and 300,832 common units.    Of the monies received, $1,331,263 or $4.9985 was attached to the preferred units and $399 or $0.0015 was attached to the common units.  The preferred units accrue cumulative dividends at the rate of 12%, are redeemable at the option of the company at $5.00 per unit and have no voting rights. The preferred units have liquidation preference over the common units.  The common units have registration rights and are subject to a lock up/leak out agreement whereby the owner of the common units is restricted in the selling of their units.  The terms of the restrictions are that the owner of the units, beginning three years from the date of the issuance of a ticker symbol, may only sell one-twelfth (1/12) per month of the original holdings at the commencement of trading and may not be sold for less than $5.00 per unit.

The common units were exchanged for common shares in Modbe, Inc., a Nevada corporation, upon consummating the reincorporation transaction.  The preferred units were not included in the share exchange transaction and remain as preferred units of Modbe, LLC, a wholly-owned subsidiary of Modbe, Inc.

We believe that all offerings of our securities since our inception have been exempt under Section 4(2) of the Securities Act of 1933 because they were “transactions by an issuer not involving any public offering.” We believe that our sales of securities fit into Section 4(2)’s safe harbor set out in Regulation D, Rule 506. We qualify for an exemption under Rule 506, because, as discussed below, our offers and sales of securities satisfy all the terms and conditions of Rule 501 and Rule 502.

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ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following exhibits are filed with this Registration Statement on Form S-1.

Exhibit No.	Description
3.1	Articles of Incorporation
3.2	Bylaws
5.1	Legal Opinion of David Hunt
23.1	Consent of Bouwhuis, Morrill & Company, LLC
23.2	Consent of Child Van Wagoner & Bradshaw, PLLC
23.3	Consent of counsel to issuer David Hunt (included in Exhibit 5.1)

*Previously filed.

UNDERTAKINGS

We hereby undertake to:

1.  File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act; and

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

2.  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on our behalf by the undersigned, in the City of Orem, State of Utah, on January 16, 2009

Modbe, Inc.,

By:  /s/ Jeff Wilhite

Name: Jeff Wilhite

Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Person	Capacity	Date
/s/ Jeff Wilhite, President	President and Chief Executive Officer and a Director (Principal Executive, Financial and Accounting Officer)	January 16 , 2009

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